Exhibit 2.4

Execution Version

STOCK PURCHASE AGREEMENT

BY AND AMONG

CAPITAL ONE FINANCIAL CORPORATION,

B.F. SAUL REAL ESTATE INVESTMENT TRUST,

DERWOOD INVESTMENT CORPORATION,

AND

B.F. SAUL COMPANY EMPLOYEES’ PROFIT SHARING AND RETIREMENT

TRUST

DATED AS OF DECEMBER 3, 2008

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Annex A	Earn-out Term Sheet

Exhibit A	Stockholder Support Agreement
Exhibit B	Headquarters Branch Lease Term Sheet
Exhibit C	D.C. Branch Lease Term Sheet
Exhibit D	Headquarters Loan Term Sheet

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of December 3, 2008 (this “Agreement”), is by and among B.F. Saul Real Estate Investment Trust, a Maryland real estate investment trust (“B.F. Saul REIT”), Derwood Investment Corporation, a Maryland corporation (“Derwood”), and the B.F. Saul Company Employees’ Profit Sharing and Retirement Trust (the “PSRT” and, together with B.F. Saul REIT and Derwood, the “Sellers”), and Capital One Financial Corporation, a Delaware corporation (the “Purchaser”). Capitalized terms used herein have the meaning specified in Article I of this Agreement.

WITNESSETH:

WHEREAS, the Sellers collectively own all of the issued and outstanding shares of common stock (the “Purchased Bank Common Shares”) of Chevy Chase Bank, F.S.B., a federally chartered savings bank (the “Bank”); and

WHEREAS, the Sellers desire to sell, and the Purchaser desires to purchase, the Purchased Bank Common Shares in return for cash and shares of the Purchaser’s common stock.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Purchaser and the Sellers hereby agree as follows:

ARTICLE I

DEFINITIONS

When used in this Agreement, the following terms shall have the respective meanings set forth below:

“2003 Indenture” shall mean the Indenture, dated as of December 2, 2003, by and between the Bank and Wells Fargo Minnesota, National Association, as trustee, in respect of the Bank Debentures.

“2004 Indenture” shall mean the Indenture, dated as of February 25, 2004, by and between B.F. Saul REIT and Wells Fargo Bank, National Association, as trustee, in respect of the B.F. Saul REIT Notes.

“280G Consent” shall have the meaning set forth in Section 7.16.

“7501 LLC Membership Interests” shall mean the membership interests of 7501 Wisconsin Ave L.L.C. owned by the Bank.

“Adjusted Tangible Common Equity” shall have the meaning set forth in Section 2.3(a).

“Advances” shall have the meaning set forth in Section 4.17(a).

“Advice” shall have the meaning set forth in Section 8.5.

“Affiliate” shall mean, with respect to any specified Person, any other Person which, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person. For purposes of this definition, the terms controls, under common control and controlled by mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Alternative Arrangements” shall have the meaning set forth in Section 11.5(a).

“ASB Capital” shall mean ASB Capital Management LLC, a limited liability company organized under the laws of the state of Maryland.

“ASB Capital Distribution Date” shall have the meaning set forth in Section 7.11(a).

“ASB Capital Membership Interests” shall mean 100% of the outstanding membership interests of ASB Capital.

“ASB Capital Note” shall have the meaning set forth in Section 7.11(a).

“ASB Capital Required Consents” shall mean, collectively, the consents and approvals from Governmental Authorities, clients and other third parties that are necessary for the Bank to distribute, and for Derwood to own and operate ASB Capital and set forth in Section 1.1(a) of the Bank Disclosure Schedule.

“Asset Management Businesses” shall mean Chevy Chase Trust and/or ASB Capital.

“Audited Financial Statements” shall have the meaning set forth under Section 2.3(a).

“Automatic Shelf Registration Statement” shall have the meaning set forth in Rule 405 under the Securities Act.

“Bank” shall have the meaning set forth in the recitals.

“Bank Common Stock” shall have the meaning set forth in Section 4.2(a).

“Bank Contract” shall have the meaning set forth in Section 4.12(a).

“Bank Debentures” shall mean the 6 7/8% Subordinated Debentures due 2013 issued by the Bank pursuant to the 2003 Indenture in the aggregate principal amount of $175,000,000.

“Bank Deferred Compensation Plans” shall have the meaning set forth in Section 7.3(a).

“Bank Disclosure Schedule” shall have the meaning set forth in the introduction to Article IV.

“Bank Employees” shall have the meaning set forth in Section 4.10(a).

“Bank Preferred Stock” shall have the meaning set forth in Section 4.2(a).

“Bank Reports” shall have the meaning set forth in Section 4.4(c).

“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 3.1(a).

“Basket” shall have the meaning set forth in Section 11.4(a).

“B.F. Saul Personal Property” shall mean the artwork, furniture and other personal property with an aggregate value not exceeding $3,000,000 set forth in Section 1.2 of the Bank Disclosure Schedule.

“B.F. Saul REIT” shall have the meaning set forth in the Preamble.

“B.F. Saul REIT Notes” shall mean, collectively, the outstanding 7 1/2% Senior Secured Notes due 2014 issued by B.F. Saul REIT pursuant to the 2004 Indenture in the aggregate principal amount of $250,000,000.

“BFSMC” shall have the meaning set forth in Section 7.17.

“BHC Act” shall mean the Bank Holding Company Act of 1956, as amended.

“Bondy Way Shares” shall mean shares of common stock of Bondy Way Development Corporation owned by Chevy Chase Real Estate.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banking institutions in the State of New York are authorized or required by law, or other action of a Governmental Authority, to close.

“Cap” shall have the meaning set forth in Section 11.4(b).

“Cash Consideration” shall have the meaning set forth in Section 2.2.

“Chevy Chase Real Estate” shall mean Chevy Chase Real Estate LLC, a limited liability company organized under the laws of the state of Virginia.

“Chevy Chase Trust” shall mean Chevy Chase Trust Company, a corporation organized under the laws of the state of Maryland and operating under a grant of fiduciary authority from the OTS.

“Chevy Chase Trust Distribution Date” shall have the meaning set forth in Section 7.10(a)

“Chevy Chase Trust Note” shall have the meaning set forth in the Section 7.10(a).

“Chevy Chase Trust Required Consents” shall mean, collectively, the consents and approvals from Governmental Authorities, clients and other third parties that are necessary for the Bank to distribute, and for Derwood to own and operate Chevy Chase Trust and set forth in Section 1.1(b) of the Bank Disclosure Schedule.

“Chevy Chase Trust Shares” shall mean 100% of the outstanding shares of common stock of Chevy Chase Trust, which are owned by the Bank as of the date hereof.

“CIC Share Amount” shall mean the product of (a) 0.50, and (b) the costs (including the cost of any gross-up payments and loss of deduction by reason of Section 280G of the Code), when incurred, in excess of $35 million in the aggregate attributable to any change-in-control agreement to which Bank Employees are a party.

“Closing” shall have the meaning set forth in Section 2.8.

“Closing Date” shall have the meaning set forth in Section 2.8.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Competing Business” shall mean a business (a) of the type historically and currently conducted by the Bank and its Subsidiaries (other than the Asset Management Businesses as currently conducted and any logical extensions or enhancements of such asset management services), or the business activities of which include (i) taking deposits and making loans and providing other commercial or retail banking services of the type generally provided by an FDIC-insured bank, thrift or other deposit-taking financial institution, (ii) mortgage banking or brokerage or (iii) securities brokerage or insurance products (other than insurance products as currently provided by the B.F. Saul Insurance Company and any logical extensions or enhancements of such insurance services) and (b) that operates or provides such services or products in Maryland, Virginia or the District of Columbia.

“Confidentiality Agreement” shall have the meaning set forth in Section 7.2(c).

“Consideration” shall have the meaning set forth in Section 2.2.

“Constituent Documents” shall mean the charter or articles or certificate of incorporation and by-laws of a corporation or banking organization, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation and limited liability company agreement of a limited liability company, the trust agreement of a trust and the comparable documents of other entities.

“Contract” shall mean any written or oral contract, lease, agreement, commitment, indenture, mortgage, deed of trust, note, evidence of indebtedness, bond, instrument or binding commitment.

“Controlled Group Liability” shall mean any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations.

“Conveyance and Assumption Instruments” shall mean, collectively, such deeds, bills of sale, asset transfer agreements, endorsements, assignments, assumptions (including liability assumption agreements), leases, subleases, affidavits and other instruments of sale, conveyance, contribution, distribution, lease, transfer and assignment between a Seller or, where applicable, any Subsidiary of a Seller, on the one hand, and the Purchaser or, where applicable, any Subsidiary or designee of the Purchaser, on the other hand, as may be necessary or advisable under the laws of the relevant jurisdictions to effect the transactions contemplated hereunder.

“CRA” shall have the meaning set forth in Section 4.19.

“Current Balance Sheet” shall mean the unaudited pro forma consolidated balance sheet for the Bank and its Subsidiaries included in the Pro Forma Financial Statements.

“Current Tangible Common Equity” shall mean the Tangible Common Equity amount set forth on the Current Balance Sheet of $515.6 million.

“D&O Indemnified Parties” shall have the meaning set forth in Section 7.4(a).

“D&O Indemnifying Party” shall have the meaning set forth in Section 7.4(a).

“D.C. Branch Property” shall mean all of the Bank’s and its Subsidiaries’ rights, title and interest in and to:

(a) the real property located at 925 15th Street N.W., Washington D.C., and more particularly described in Section 1.3 of the Bank Disclosure Schedule, and all buildings and other improvements now or hereafter located, erected or constructed upon such real property (collectively, the “D.C. Branch Premises”),

(b) all easements, rights of way, privileges, appurtenances and other rights and benefits pertaining to the D.C. Branch Premises, all fixtures, machinery, equipment and other articles of personal property attached or appurtenant thereto, or used in connection therewith except trade fixtures owned by the Bank and necessary for the continued operation of the D.C. Branch Premises as a branch leased by the Bank following the Closing;

(c) any service, union, management, maintenance and other contracts and agreements affecting any portion of the D.C. Branch Premises;

(d) to the extent the same are assignable, all consents, authorizations, variances, waivers, licenses, permits and approvals from any Governmental Authority in respect of the D.C. Branch Premises, including but not limited to those with respect to use, utilities, building, fire, zoning or other use approvals heretofore held by or granted to the Bank or its Subsidiaries and all approvals hereafter sought or granted; and

(e) to the extent the same are assignable, all warranties and guaranties, if any, with respect to the D.C. Branch Premises, including but not limited to construction guaranties or manufacturers’ warranties.

“Derivative Transaction” shall have the meaning set forth in Section 4.21(b).

“Derwood” shall have the meaning set forth in the Preamble.

“Dividend Conveyance and Assumption Instruments” shall mean, collectively, the deeds, bills of sale, asset transfer agreements, endorsements, assignments, assumptions (including liability assumption agreements), leases, subleases, affidavits and other instruments of sale, conveyance, contribution, distribution, lease, transfer and assignment between the Bank, on the one hand, and a Seller or designee of such Seller, on the other hand, that are necessary under the laws of the relevant jurisdictions to effect the distributions contemplated by Section 7.9.

“Earn-Out Rights” shall mean the rights to receive the contingent payments having the terms set forth on Annex A hereto.

“Effective Date” shall mean the date that the Registration Statement is first declared effective by the SEC.

“Effectiveness Period” shall have the meaning set forth in Section 8.1(b).

“End Date” shall have the meaning set forth in Section 10.1(c).

“Environmental Laws” shall have the meaning set forth in Section 4.15(a).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Event” shall have the meaning set forth in Section 8.1(c).

“Event Payments” shall have the meaning set forth in Section 8.1(c).

“Event Payment Date” shall have the meaning set forth in Section 8.1(c).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall have the meaning set forth in Section 2.7.

“Expenses” shall have the meaning set forth in Section 11.3(a).

“Fannie Mae” shall have the meaning set forth in Section 4.17(d).

“FDIC” shall have the meaning set forth in Section 4.1(c).

“FHLB” shall have the meaning set forth in Section 4.1(c).

“Freddie Mac” shall have the meaning set forth in Section 4.17(d).

“GAAP” shall mean generally accepted accounting principles as in effect in the United States from time to time.

“Governmental Authority” shall mean any U.S., state, local or foreign governmental, regulatory or administrative body, agency or authority, any court or judicial authority or arbitration tribunal, whether national, Federal, state, local or otherwise, or any Person lawfully empowered by any of the foregoing to enforce or seek compliance with any applicable law, statute, regulation, order or decree.

“Hazardous Substances” shall have the meaning set forth in Section 4.15(a).

“Headquarters” shall mean all of the Bank’s rights, title and interest in and to (a) the building located at 7501 Wisconsin Avenue, Bethesda, Maryland, all fixtures and personal property contained therein and (b) the lease under which the real property associated with the Headquarters is leased to the Bank by 7501 Wisconsin Ave LLC.

“Headquarters Loan” shall have the meaning set forth in Section 7.15.

“HUD” shall have the meaning set forth in Section 4.17(d).

“Indemnified Liabilities” shall have the meaning set forth in Section 7.4(a).

“Indemnified Party” shall have the meaning set forth in Section 8.4(c).

“Indemnifying Party” shall have the meaning set forth in Section 8.4(c).

“Indemnification Claim” shall have the meaning set forth in Section 11.3(a).

“Injunction” shall have the meaning set forth in Section 9.1(a).

“Investment Company Act” shall have the meaning set forth in Section 5.15(b).

“Law” shall have the meaning set forth in Section 3.1(b).

“Liens” shall have the meaning set forth in Section 4.2(b).

“Loans” shall have the meaning set forth in Section 4.17(a).

“Losses” shall mean any and all losses, claims, damages, liabilities, obligations, costs and expenses (including, without limitation, as a result of any notices, actions, suits, proceedings, claims, demands, assessments, judgments, awards, penalties, costs, penalties and reasonable and out-of-pocket expenses, including reasonable attorneys’ and other professionals’ fees and disbursements).

“Material Adverse Effect” shall mean, with respect to any Person, any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, or occurrences, (x) has a material adverse effect on the business, results of operations or financial condition of such Person and its Subsidiaries taken as a whole or (y) prevents or materially impairs such Person’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereunder on a timely basis; provided, however, that in determining whether a Material Adverse Effect has occurred pursuant to clause (x) above, there shall be excluded any effect to the extent resulting from (i) changes after the date of this Agreement in laws, rules or regulations of general applicability or published interpretations thereof by a Governmental Authority or in GAAP or regulatory accounting requirements, in any such case applicable to banks or thrifts or their holding companies generally, (ii) the announcement of this Agreement or of any action of any party to this Agreement or any of its Subsidiaries required to be taken by it under this Agreement, (iii) changes in global, national or regional political conditions or general economic or market conditions (including changes in credit availability and liquidity, prevailing interest rates, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting U.S. banking organizations generally, (iv) actions or omissions of a party to this Agreement required by this Agreement or taken with the prior written consent of the other party to this Agreement in contemplation of the transactions contemplated hereby, (v) to the extent consistent with GAAP, any modifications or changes to valuation policies or practices, or restructuring charges, in each case taken with the prior approval of the Sellers or the Purchaser, as the case may be, in connection with the transactions contemplated hereby, (vi) the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, (vii) changes in the market values (including mark-to-market accounting adjustments) or increases in reserves or adjustments consistent with GAAP in respect of any securities, instruments, loan portfolios or financial assets held by such Person and its Subsidiaries, and (viii) changes in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in the deterioration in the credit markets generally or in respect of the customers of such Person and its Subsidiaries, except, with respect to clauses (i) and (iii), to the extent that the effects of such change are disproportionately adverse to the business, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole, as compared to other banks or thrifts or their holding companies.

“Material Subsidiary” shall mean, with respect to a Person, any Subsidiary of such Person; provided that the Subsidiaries of the Bank set forth in Section 1.4 of the Bank Disclosure Schedule shall not be considered Material Subsidiaries of the Bank or any Seller for purpose of this Agreement.

“Materially Burdensome Regulatory Condition” shall have the meaning set forth in Section 7.1(a).

“MTM Option ARMS” shall have the meaning set forth in Section 7.8(b).

“NetJets Agreements” shall mean (i) the Purchase Agreement, dated as of September 6, 2004, between NetJets Sales, Inc. and Chevy Chase Real Estate, as amended, and each other agreement related thereto and (ii) the Purchase Agreement, dated as of September 7, 2004, between NJI Sales, Inc. and Chevy Chase Real Estate, as amended, and each other agreement related thereto.

“Non-Bank Benefit Plan” shall mean any Plan that is not solely maintained by the Bank or any of its Subsidiaries, including, without limitation, the B.F. Saul Company Employees’ Profit Sharing Retirement Plan, the B.F. Saul Company Employees’ 401(k) Plan, and the B.F. Saul Company Supplemental Executive Retirement Plan.

“OCC” shall have the meaning set forth in Section 5.5(a).

“OTS” shall mean the Office of Thrift Supervision, or a successor entity.

“PCAP Preferred Stock” shall have the meaning set forth in Section 4.2(a).

“Person” shall mean any individual, corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association, Governmental Authority or other entity.

“Plans” shall have the meaning set forth in Section 4.10(a).

“Pool” shall have the meaning set forth in Section 4.17(g).

“Pre-Closing Tax Periods” shall mean any Tax period (or portion thereof) ending on or before the close of business on the Closing Date.

“Pro Forma Financial Statements” shall have the meaning set forth in Section 4.5(b).

“Pro Rata Share” with respect to any Seller, shall mean the percentage obtained by dividing (x) the number of shares of Bank Common Stock held by such Seller immediately prior to the Closing by (y) the number of shares of Bank Common Stock outstanding immediately prior to the Closing and multiplying the resulting quotient by one hundred (100).

“Proceeding” shall mean an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced, threatened, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Property Taxes” shall have the meaning set forth in Section 7.8(g).

“Proprietary Rights” shall have the meaning set forth in Section 4.16.

“Prospectus” shall mean the prospectus included in the Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A or Rule 430B, as applicable, promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement, and all other amendments and supplements to the Prospectus, including post effective amendments and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“PSRT” shall have the meaning set forth in the Preamble.

“Purchased Bank Common Shares” shall have the meaning set forth in the recitals.

“Purchaser” shall have the meaning set forth in the Preamble.

“Purchaser Common Shares” shall mean shares of common stock, par value $0.01 per share, of Purchaser.

“Purchaser Disclosure Schedule” shall have the meaning set forth in the introduction to Article V.

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 11.2(a).

“Purchaser Plans” shall have the meaning set forth in Section 7.3(a).

“Purchaser Preferred Shares” shall mean shares of preferred stock, par value $0.01 per share.

“Purchaser Regulatory Agreement” shall have the meaning set forth in Section 5.5(b).

“Purchaser Reports” shall have the meaning set forth in Section 5.5(c).

“Registrable Securities” shall mean any Purchaser Common Shares issued or issuable pursuant to this Agreement, together with any securities issued or issuable directly or indirectly with respect to or in exchange, or substitution for, or conversion of the Purchaser Common Shares issued or issuable pursuant to this Agreement by way of any stock split, dividend or other distribution, recapitalization, merger, consolidation, exchange, reorganization or similar event with respect to the foregoing. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when they have been distributed to the public pursuant to an offering registered under the Securities Act or sold to the public in compliance with Rule 144 under the Securities Act.

“Registration Statement” shall mean each registration statement required to be filed under Article VIII, including (in each case) the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Regulatory Agreement” shall have the meaning set forth in Section 4.4(b).

“Requisite Regulatory Approvals” shall have the meaning set forth in Section 9.2(d).

“Relevant Date” shall have the meaning set forth in Section 8.1(a).

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 4.5(d).

“Scheduled Black-out Period” means the period from and including the fifteenth calendar day preceding the last day of a fiscal quarter of the Purchaser to and ending at the start of the third Business Day after the day on which the Purchaser publicly releases its earnings for such fiscal quarter.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller Counsel” shall have the meaning set forth in Section 8.2(a).

“Seller Indemnified Parties” shall have the meaning set forth in Section 11.2(b).

“Sellers” shall have the meaning set forth in the Preamble.

“Series C Preferred Stock” shall mean the 8% Noncumulative Perpetual Preferred Stock, Series C, of the Bank.

“Short Tax Period” shall have the meaning set forth in Section 7.8(b).

“Stock Consideration” shall mean 2,560,601 Purchaser Common Shares.

“Straddle Period” shall have the meaning set forth in Section 7.8(g).

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, joint venture, limited liability company or any other entity (i) of which such Person or a subsidiary of such Person is a general partner or managing member or (ii) at least a majority of the securities or other interests of which, having by their terms ordinary voting power to elect a majority of the board of directors or Persons performing similar functions with respect to such entity, is directly or indirectly owned by such Person and/or one or more subsidiaries thereof.

“Surviving Related Party Agreements” shall have the meaning set forth in Section 6.6(a).

“Takeover Laws” shall mean the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of any state.

“Takeover Provisions” shall mean, with respect to any party to this Agreement, the requirements of any articles, sections or provisions of its Constituent Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.

“Tangible Common Equity” shall mean the consolidated assets less the consolidated liabilities of the Bank and its Subsidiaries, after giving effect to the carve out of the Excluded Assets as provided for in this Agreement, as determined in accordance with GAAP and on a basis consistent with the preparation of the Current Balance Sheet, provided that there will be excluded therefrom (a) goodwill, (b) any intangible assets, (c) preferred stock (at its liquidation preference), (d) any change between the Current Balance Sheet and the Audited Financial Statements in deferred tax assets or liabilities, (e) any change between the Current Balance Sheet and the Audited Financial Statements in reserves, accruals or mark-to-market or other adjustments in relation to the loan or securities portfolio of the Bank and its Subsidiaries, (f) purchase accounting adjustments arising as a result of or in connection with the Agreement and the Closing hereunder and the transactions contemplated hereby, and (g) payments, transaction fees and expenses, reserves, accruals, adjustments, transactions or circumstances arising as a result or in connection with this Agreement and the Closing hereunder and the transactions contemplated hereby, including without limitation in connection with the Bank Deferred Compensation Plans, Transfer Taxes, the Tax Sharing Agreement, bonuses paid to Bank Employees with respect to the 2008 fiscal year and any change-in-control or similar agreements.

“Tapes” shall have the meaning set forth in Section 4.17(j).

“Tax Authority” shall mean any United States federal, state or local or any foreign governmental, regulatory or administrative authority, agency or commission exercising Tax regulatory authority.

“Tax Claim” shall have the meaning set forth in Section 7.8(d).

“Tax Return” shall mean any report, return, document, declaration, payee statement or other information or filing required to be supplied to any Tax Authority or any Person with respect to Taxes.

“Tax Sharing Agreement” shall have the meaning set forth in Section 6.5.

“Taxes” shall mean any income, profits, franchise, gross receipts, capital, capital gain, sales, use, transfer, property, value-added, employment, license, lease, service, transportation, withholding, payroll, severance, environmental, customs, excise, alternative minimum or other governmental tax or assessment of any kind whatsoever (including interest and penalties thereon and additions thereto) imposed by any Tax Authority.

“Terminated Related Party Agreements” shall have the meaning set forth in Section 6.5(b).

“Third Party Claim” shall have the meaning set forth in Section 11.3(a).

“Trading Day” shall mean any day on which the Purchaser Common Shares are listed or quoted and traded on the Trading Market.

“Trading Market” shall mean the New York Stock Exchange.

“Transfer Taxes” shall have the meaning set forth in Section 7.8(f).

“Treasury Regulations” shall mean the income tax regulations, including any temporary or proposed regulations, promulgated under the Code, as such regulations may be amended from time to time.

“Utilized Mark-to-Market Loss” shall have the meaning set forth in Section 7.8(c).

“VA” shall have the meaning set forth in Section 4.17(d).

“Visa Shares” shall mean the shares of Class B common stock of Visa Inc., a Delaware corporation, owned by the Bank as of the date hereof.

ARTICLE II

SALE OF SHARES AND CLOSING

2.1. Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing each Seller agrees to sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser agrees to purchase from such Seller, all of the right, title and interest of such Seller in and to the number of Purchased Bank Common Shares set forth opposite such Seller’s name in Section 2.1 of the Bank Disclosure Schedule.

2.2. Consideration. In consideration for the Purchased Bank Common Shares, at the Closing, the Purchaser shall pay and deliver to each Seller, such Seller’s Pro Rata Share of (i) $445,000,000 (the “Cash Consideration”) and (ii) the Stock Consideration, in each case, (the Stock Consideration together with the Cash Consideration, the “Consideration”), as set forth in Section 2.2 of the Bank Disclosure Schedule; provided that the Consideration is subject to adjustment pursuant to Section 2.3.

2.3. Adjustments to Purchase Price.

(a) As promptly as practicable following the date hereof, and in any event at least 10 Business Days prior to Closing, Sellers shall cause the Bank to deliver to Purchaser audited financial statements for the fiscal year ended September 30, 2008, (the “Audited Financial Statements”) which financial statements shall be accompanied by (i) an unqualified opinion of Ernst & Young LLP (or another independent registered accounting firm reasonably acceptable to Purchaser) regarding such consolidated financial statements, and (ii) a certificate from an executive officer of each Seller (A) affirming the compliance of such financial statements with the representations set forth under Section 4.5 hereof, (B) setting forth the Tangible Common Equity derived from the Audited Financial Statements (such amount as so calculated, the “Adjusted Tangible Common Equity”) and (C) certifying that the Adjusted Tangible Common Equity is derived from the Audited Financial Statements. Such determination of the Adjusted Tangible Common Equity will be final, binding, conclusive and non-appealable for purposes of this Agreement, absent error in so deriving the Adjusted Tangible Common Equity.

(b) At the Closing, Purchaser shall pay to each Seller such Seller’s Pro Rata Share of the aggregate Consideration (i) reduced, on a dollar for dollar basis, for every dollar that the Adjusted Tangible Common Equity is less than the Current Tangible Common Equity or (ii) increased, on a dollar for dollar basis in cash, for every dollar that the Adjusted Tangible Common Equity is greater than the Current Tangible Common Equity.

2.4. Earn-out. As additional consideration in respect of the Purchased Shares, each Seller shall be entitled to its Pro Rata Share of the Earn-out Rights.

2.5. Certain Matters relating to the B.F. Saul REIT Notes.

(a) As of the Closing and in accordance with Section 401(1)(b)(iii) of the 2004 Indenture, B.F. Saul REIT shall have irrevocably deposited an amount sufficient to pay and discharge the entire indebtedness on the B.F. Saul REIT Notes into a trust account with the Trustee (as defined in the 2004 Indenture) and B.F. Saul REIT shall have fulfilled all other conditions contained in Section 401 of the 2004 Indenture in order to effect a satisfaction and discharge of the 2004 Indenture, thereby terminating the security interest B.F. Saul REIT granted under the 2004 Indenture in all its right, title and interest in and to the Purchased Bank Common Shares.

(b) As of the Closing, the Purchaser shall pay and deliver to B.F. Saul REIT, or the escrow account designated by B.F. Saul REIT, an aggregate dollar amount equal to the aggregate dollar amount payable by B.F. Saul REIT, including any prepayment and other premiums, penalties, fees and costs associated therewith, in order to effect the provisions of Section 2.5(a). Any such payment by the Purchaser shall be credited against (and shall not in any event exceed) the amounts otherwise payable by the Purchaser to B.F. Saul REIT pursuant to Section 2.2.

(c) B.F. Saul REIT, the other Sellers and the Purchaser will use their reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, so as to effect the intent of Sections 2.5(a) and 2.5(b) as promptly as practicable, including, without limitation, participating in any escrow arrangement necessary to defease, pay off or otherwise discharge the B.F. Saul REIT Notes, and each will cooperate fully with, and furnish information to, the other party to that end. For the avoidance of doubt, Purchaser shall not be required to expend any funds in connection with the actions contemplated by this Section 2.5(c).

(d) Sellers shall call the B.F. Saul REIT Notes for redemption on or after the Closing Date pursuant to the terms thereof and of Section 401(1)(b)(iii) and Article 11 of the 2004 Indenture and make all necessary provisions with the trustee under the 2004 Indenture for the satisfaction of the requirements of Section 2.5(a) of this Agreement and of Section 401(1)(b)(iii) of the 2004 Indenture, including the determination of the applicable amount of funds.

2.6. Bank Preferred Stock and Debentures.

(a) The shares of Series C Preferred Stock issued and outstanding immediately prior to the date of this Agreement will remain outstanding through the Closing Date. From the date hereof until the Closing, the Bank will comply with the terms governing the Series C Preferred Stock set forth in the Bank’s charter.

(b) The Bank Debentures issued and outstanding immediately prior to the date of this Agreement will remain outstanding through the Closing Date. From the date hereof until the Closing, the Bank will comply with the terms governing the Bank Debentures set forth in the 2003 Indenture.

(c) Following the Closing, the Purchaser will take all actions that are necessary or reasonably appropriate to comply with the terms governing the Series C Preferred Stock set forth in the Bank’s charter and the terms governing the Bank Debentures set forth in the 2003 Indenture.

2.7. Excluded Assets. Subject to Sections 7.10, 7.11 and 7.18, the Purchaser shall not acquire, and the Bank and its Subsidiaries shall not retain, any right, title or interest to or in the Asset Management Businesses, the Headquarters, the D.C. Branch Property, the Bondy Way Shares, the Visa Shares, the B.F. Saul Personal Property, the NetJets Agreements (collectively, the “Excluded Assets”), which will be distributed to the Sellers or otherwise transferred and assigned as provided in Sections 7.9, 7.10, 7.11 and 7.18. All Transfer Taxes imposed by any Tax Authority on the Sellers, the Bank, any Subsidiary of the Bank or Purchaser as a result of the transfer and assignment of the Excluded Assets pursuant to Sections 7.9, 7.10, 7.11 and 7.18 shall be paid by the Purchaser up to a maximum of $7 million and any amount in excess thereof shall be borne by Sellers.

2.8. Closing. The closing of the purchase and sale of the Purchased Bank Common Shares (the “Closing”) shall take place at 10:00 a.m. (New York time) on a date to be specified by the parties (the “Closing Date”), which date shall not occur prior to January 1, 2009 and shall otherwise be no later than the fifth (5th) Business Day after satisfaction or waiver of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Mayer Brown LLP, 1675 Broadway, New York, New York 10019, unless another time, date or place is agreed to in writing by the parties hereto. Notwithstanding the foregoing, Purchaser may, at its option, postpone the Closing until the last Business Day in the month in which the conditions set forth in Article IX are satisfied or waived, provided that, if at any time Purchaser exercises its option under this sentence, the condition under Section 9.2(a) shall be deemed to be satisfied as of such delayed Closing Date if it were satisfied as of the date Closing would have otherwise occurred absent such delay. At the Closing, the Purchaser will (a) pay to each Seller its share of the Cash Consideration as set forth in Section 2.2 of the Bank Disclosure Schedule and (b) issue to each Seller its share of the Stock Consideration as set forth in Section 2.2 of the Bank Disclosure Schedule, subject in each case to adjustment pursuant to Section 2.3. The payment to the Sellers at Closing of the Cash Consideration shall be by wire transfer of immediately available funds to an account or accounts designated by the Sellers in writing at least three (3) Business Days prior to the Closing Date. The Stock Consideration shall be delivered electronically through the Depository Trust Company’s Deposit/Withdrawal At Custodian (DWAC) System to the account or accounts designated by the Sellers in writing at least three (3) Business Days prior to the Closing Date.

2.9. Closing Deliverables. At the Closing, the following shall occur:

(a) the Purchaser shall deliver to each Seller:

(i) the Cash Consideration payable to such Seller pursuant to Section 2.2, subject to adjustment pursuant to Section 2.3;

(ii) confirmation of deposit of the Stock Consideration in the account or accounts designated by the Sellers as contemplated by Section 2.8, subject to adjustment pursuant to Section 2.3; and

(iii) a certificate of the Purchaser, dated as of the Closing Date, as to the satisfaction of the conditions set forth in Sections 9.1 and 9.3; and

(iv) such other instruments and documents as reasonably requested by the Sellers in order to consummate the transactions contemplated under this Agreement.

(b) the Sellers shall deliver to the Purchaser:

(i) certificates, free and clear of any Liens or rights or claims of others, representing all of the Purchased Bank Common Shares purchased by the Purchaser under this Agreement in genuine and unaltered form, duly endorsed in blank or accompanied by duly executed stock powers and with any required stock transfer stamps affixed thereto;

(ii) a certificate of each Seller, dated as of the Closing Date, as to the satisfaction of the conditions set forth in Sections 9.1 and 9.2;

(iii) a duly executed certificate of each Seller, dated as of the Closing Date, certifying that such Seller is not a foreign Person within the meaning of Section 1445(f)(3) of the Code, reasonably satisfactory to Purchaser and substantially in the form of the sample certification set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv)(B);

(iv) the instrument or instruments of the trustee under the 2004 Indenture acknowledging the release of the Bank Common Stock from the Lien of the trustee under the 2004 Indenture; and

(v) such other instruments and documents as reasonably requested by the Purchaser in order to consummate the transactions contemplated under this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS

Each Seller, solely on its behalf and not on behalf of or with respect to any other Seller, represents and warrants to the Purchaser as follows:

3.1. Authority; No Violation. (a) (i) Such Seller has full corporate or other applicable power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, (ii) the execution and delivery of this Agreement and the consummation by such Seller of the transactions contemplated hereby have been duly and validly approved by all necessary corporate or other applicable action of such Seller, (iii) no other corporate and no shareholder proceedings on the part of such Seller are necessary to approve this Agreement or to consummate the transactions contemplated hereby and (iv) this Agreement has been duly and validly executed and delivered by such Seller and (assuming due authorization, execution and delivery by the Purchaser and the other Sellers) constitutes a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally (the “Bankruptcy and Equity Exception”).

(b) Neither the execution and delivery of this Agreement by such Seller nor the consummation by such Seller of the transactions contemplated hereby, nor compliance by such Seller with any of the terms or provisions hereof, will (i) violate any provision of the federal charter or bylaws of the Bank or any of the Constituent Documents of any of its Subsidiaries or (ii) assuming that the consents, approvals and waiting periods referred to in Section 4.3 are duly obtained or satisfied, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, award, writ, decree or injunction issued, promulgated or entered into by or with any Governmental Authority (each, a “Law”) applicable to the Bank or any of its Subsidiaries or any of their respective properties, rights or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, or require redemption or repurchase or otherwise require the purchase or sale of any securities, constitute a default under, result in the termination of or a right of termination, modification or cancellation under, accelerate the performance required by, or result in the creation of any Lien (or have any of such results or effects upon notice or lapse of time, or both) upon any of the respective properties, rights or assets of the Bank or any of its Subsidiaries under, any of the terms, conditions or provisions of (1) any leases or related agreements related to branches or other facilities operated by any of the Bank’s Subsidiaries or (2) any note, bond, mortgage, indenture, deed of trust, license, lease (other than such leases covered by clause (y)(1) above), agreement, contract, permit, concession, franchise or other instrument or obligation to which the Bank or any of its Subsidiaries is a party, or by which they or any of their respective properties, rights, assets or business activities may be bound or affected, except in the case of clause (ii), for such violations, conflicts, breaches, defaults or other events which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Bank.

3.2. Ownership. Such Seller owns beneficially and of record and has good and marketable title to all of the Purchased Bank Common Shares listed opposite such Seller’s name in Section 2.1 of the Bank Disclosure Schedule. Except as otherwise specified in Section 3.2 of the Bank Disclosure Schedule, such Seller is not a party to any agreement (other than this Agreement) creating rights in any Person with respect to the Purchased Bank Common Shares and such Seller has the power to sell, assign, transfer and deliver such Purchased Bank Common Shares to the Purchaser in accordance with this Agreement, free and clear of all Liens, voting trusts and restrictions on transfer of any nature whatsoever, except for restrictions on transfer imposed by or pursuant to federal or state securities Laws. Such Seller will transfer and deliver to the Purchaser at the Closing valid and marketable title to, and the entire legal and beneficial interest in, such Purchased Bank Common Shares free and clear of any Lien.

3.3. Seller Qualifications. Such Seller: (a) is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act and is knowledgeable, sophisticated and experienced in financial matters, and is qualified to make the decision to acquire Purchaser Common Shares; (b) is not acquiring the Purchaser Common Shares with a view to a distribution thereof (within the meaning of the Securities Act); and (c) understands that its acquisition of Purchaser Common Shares involves a significant degree of risk, including the risk of a total loss of its investment therein.

3.4. Exempt Transaction; Legend. Such Seller understands and acknowledges that: (a) the Purchaser Common Shares are being acquired in a transaction not involving a public offering within the meaning of the Securities Act and, except as contemplated by Article VIII of this

Agreement, the reoffering and resale of the Purchaser Common Shares by such Seller has not been registered under the Securities Act; (b) absent an effective registration statement under the Securities Act, the Purchaser Common Shares acquired hereunder may only be resold, pledged or otherwise transferred pursuant to an applicable exemption from registration under the Securities Act; and (c) the Purchaser Common Shares received by each Seller will bear a legend (or stop transfer restrictions will be entered with Purchaser’s transfer agent) consistent with clauses (a) and (b) of this Section 3.4.

3.5. Non-reliance and Waiver. Each Seller hereby acknowledges that (i) Purchaser may be in possession of material, nonpublic information regarding Purchaser, its financial condition, results of operations, businesses, properties, assets, liabilities, managements, projections, appraisals, and plans, proposals and prospects; (ii) such information may be materially adverse to such Seller’s interests relative to receiving the Stock Consideration as contemplated by this Agreement; and (iii) if such Seller were in possession of some or all of such information it might not be willing to enter into this Agreement or might have a materially different view of the benefits of the transactions contemplated by this Agreement. Each Seller also acknowledges and agrees that Purchaser shall have no obligation to disclose to any Seller any of the information referred to in the preceding sentence. Each Seller further acknowledges that each Seller has conducted its own investigation, to the extent that such Seller has determined necessary or desirable, regarding the information described in the first sentence of this paragraph, and that each Seller has solely relied upon publicly available information regarding Purchaser in making such investigations and entering into this Agreement. Each Seller hereby, on its own behalf and on behalf of its affiliates and beneficiaries (as applicable) and its and their respective successors and assigns, irrevocably waives and renounces any and all claims of any nature whatsoever it may have or acquire against Purchaser, its directors, officers, employees, representatives, or any of their respective affiliates and their respective heirs, successors and assigns, based on non-disclosure, deceptive trade practices, securities or other laws or otherwise in relation to the foregoing, except to the extent otherwise expressly set forth herein, and acknowledges that neither Purchaser nor any of its directors, officers, employees, representatives or any of their respective affiliates have made any representation or warranty, whether express or implied, of any kind or character in respect of or in connection with the transactions contemplated by this Agreement, except for the representations and warranties expressly set forth in Article V of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE BANK

Except for purposes of Article XI, no representation or warranty of the Sellers contained in this Article IV (other than (i) the representations and warranties contained in Sections 4.2, 4.5(b) and 4.23 which shall be true and correct in all respects other than to a de minimis extent and (ii) the representations and warranties contained in Sections 4.1 and 4.6 which shall be true and correct in all material respects) will be deemed untrue, and no Seller will be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Article IV, has had or is reasonably likely to have a Material Adverse Effect with respect to the Bank (disregarding for these purposes all qualifications or limitations set forth in any representations or warranties as to “materiality,” “Material Adverse Effect” and words of similar import). Except: (i) as disclosed in, and reasonably apparent from, any of the Bank Reports filed with the OTS on or after December 19, 2007 but prior to the date of this Agreement (excluding any disclosures set forth in any risk factor section and in any section relating to forward-looking, safe harbor or similar statements or any other disclosures in such Bank Reports to the extent they are cautionary, predictive or forward-looking in nature); or (ii) as disclosed in the like-numbered section of the disclosure schedule delivered by the Bank to the Purchaser contemporaneously with the execution of this Agreement (the “Bank Disclosure Schedule”), it being agreed that, except as otherwise provided in the Bank Disclosure Schedule, disclosure of any item in any section of the Bank Disclosure Schedule shall also be deemed disclosure with respect to any other section of Article IV to the extent the relevance of such item to another section of Article IV is reasonably apparent on its face), the Sellers, severally and not jointly, represent and warrant to the Purchaser as follows:

4.1. Organization. (a) The Bank is a federally chartered and federally insured stock savings bank. The Bank has all requisite corporate power and authority to own, lease or operate all of its properties, rights and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties, rights and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to have such power or authority or to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Bank. The federal charter and bylaws of the Bank, copies of which have been made available to the Purchaser, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

(b) Section 4.1(b) of the Bank Disclosure Schedule sets forth, as of the date hereof, each Subsidiary of the Bank and all other entities in which the Bank or any of its Subsidiaries owns, directly or indirectly, any shares of capital stock or equity interests. Each Material Subsidiary of the Bank (i) is duly organized and validly existing as a bank, corporation, partnership or other entity and is in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate or other power and authority to own or lease its properties, rights and assets and to carry on its business as now conducted, except, in the case of clauses (ii) and (iii), where the failure to be so licensed or qualified or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Bank. The certificate of incorporation, bylaws and similar governing documents of each Material Subsidiary of the Bank, copies of which have been made available to the Purchaser, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

(c) The deposits of the Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”). The Bank is a member in good standing of the Federal Home Loan Bank (“FHLB”) of Atlanta, Georgia.

4.2. Capitalization. (a) The authorized capital stock of the Bank consists of 10,000,000 shares of common stock, $1.00 par value per share (the “Bank Common Stock”), and 15,000,000 shares of preferred stock in series, $0.01 par value per share (the “Bank Preferred Stock”). As of the date of this Agreement, 10,000 shares of the Bank Common Stock are issued and outstanding and 5,000,000 shares of 8% Noncumulative Perpetual Preferred Stock, Series C, are issued and outstanding. As of the date of this Agreement, no other shares of Bank Common Stock or Bank Preferred Stock are issued or outstanding. As of the date of this Agreement, other than the 3,300,000 shares of 10 3/ 8% Noncumulative Preferred Stock, Series B, of the Bank, which are reserved for issuance upon the exchange, if any, of 10 3/8% Noncumulative Exchangeable Preferred Stock, Series A (“PCAP Preferred Stock”), of Chevy Chase Preferred Capital Corporation, a Subsidiary of the Bank, no shares of Bank Common Stock or Bank Preferred Stock are reserved for issuance. Since June 30, 2008 and through the date of this Agreement, the Bank has not (i) issued or authorized the issuance of any shares of Bank Common Stock or Bank Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Bank Common Stock or Bank Preferred Stock, (ii) reserved for issuance any shares of Bank Common Stock or Bank Preferred Stock or (iii) repurchased or redeemed, or authorized the repurchase or redemption of, any shares of Bank Common Stock. All of the issued and outstanding shares of Bank Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as otherwise specified in Section 4.2(a) of the Bank Disclosure Schedule, neither the Bank nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, convertible securities, preemptive rights, redemption rights, stock appreciation rights, stock-based performance units or other similar rights, agreements, arrangements or commitments of any character relating to the purchase or issuance of any shares of the capital stock of the Bank or of any of its Subsidiaries, or other equity securities of the Bank or any of its Subsidiaries, or any securities representing the right to purchase or otherwise receive any shares of the capital stock of the Bank or any of its Subsidiaries (including any rights plan or agreement) or equity-based awards. As of the date of this Agreement, (i) there are no contractual obligations of the Bank or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Bank or any equity security of the Bank or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Bank or its Subsidiaries or (ii) pursuant to which the Bank or any of its Subsidiaries is or could be required to register shares of Bank capital stock or other securities under the Securities Act or similar Laws of the OTS.

(b) Except as otherwise specified in Section 4.2(b) of the Bank Disclosure Schedule, the Bank owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of the Bank’s Material Subsidiaries, free and clear of any liens, charges, encumbrances, claims, security interests or adverse interests whatsoever (“Liens”), and all of such shares or other equity interests are duly authorized and validly issued and are fully paid and nonassessable.

(c) Except for the ownership of the Bank’s Subsidiaries and for investments held in a fiduciary capacity for the benefit of customers or acquired in satisfaction of debts previously contracted in good faith, neither the Bank nor any of its Subsidiaries beneficially owns or controls, directly or indirectly, any shares of stock or other equity interest in any corporation, firm, partnership, joint venture or other entity.

(d) Except as otherwise specified in Section 4.2(d) of the Bank Disclosure Schedule, the Bank does not have outstanding any bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote.

4.3. Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act, (ii) the approval by the OTS of the distribution or transfer of the Excluded Assets, (iii) the Chevy Chase Trust Required Consents, (iv) the ASB Capital Required Consents, (v) the consents and approvals set forth in Section 4.3 of the Bank Disclosure Schedule, (vi) the consents, authorizations, approvals, filings or exemptions in connection with the applicable provisions of federal or state securities Laws or the rules or regulations of any applicable self-regulatory organization, in any such case relating to the regulation of broker-dealers, investment companies and investment advisors, (vii) the consents, authorizations, approvals, filings or exemptions in connection with the applicable provisions of insurance Laws and (viii) the consents, authorizations, approvals, filings and registrations of third parties which are not Governmental Authorities, the failure of which to obtain or make would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Bank or the Purchaser, no consents or approvals of, or filings or registrations with, any Governmental Authority or of or with any other third party by and on behalf of the Bank (or by or on behalf of any acquiror of the Bank) are necessary in connection with the consummation by the Bank or the Sellers of the transactions contemplated hereby. No consents or approvals of, or filings or registrations with any Governmental Authority or of or with any other third party by and on behalf of the Bank (or by or on behalf of any acquiror of the Bank) are necessary in connection with the execution and delivery by the Sellers of this Agreement. As of the date hereof, none of Sellers or the Bank is aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the transactions contemplated hereby.

4.4. Reports; Regulatory Matters. (a) The Bank and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2005 with (i) the OTS, (ii) the FDIC, (iii) any state insurance commission or other state regulatory authority, and (iv) any other Governmental Authority, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Authority in the ordinary course of business of the Bank and its Subsidiaries, no Governmental Authority has initiated since December 31, 2005 or has pending any proceeding, enforcement action or, to the knowledge of the Bank, investigation into the business, disclosures or operations of the Bank or any of its Subsidiaries. There is no unresolved violation alleged by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of the Bank or any of its Subsidiaries.

(b) Except as otherwise specified in Section 4.4(b) of the Bank Disclosure Schedule, neither the Bank nor any of its Subsidiaries is subject to any cease-and-desist or other enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any formal order or directive by, or has been since December 31, 2005, a recipient of any supervisory letter from, been ordered to pay any civil money penalty by, any Governmental Authority that currently restricts or affects in any material respect the conduct of its business (or to the Bank’s knowledge that, upon consummation of the transactions contemplated hereby, would restrict in any material respect the conduct of the business of Purchaser or any of its Subsidiaries), or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated federal savings banks or their Subsidiaries (each, a “Regulatory Agreement”), nor has the Bank or any Subsidiary of the Bank been advised since December 31, 2005 by any Governmental Authority that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement.

(c) The Bank has previously made available to the Purchaser an accurate and complete copy of each final report, schedule, registration statement or prospectus filed with or furnished to the OTS by the Bank between (and including) January 1, 2006 and the date of this Agreement pursuant to the Home Owners Loan Act (12 U.S.C. 1461, et seq), Section 563g of OTS regulations or the Exchange Act (the “Bank Reports”). No Bank Report or communication, at the time filed, furnished or communicated, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of the respective dates, all Bank Reports complied as to form in all material respects with the published rules and regulations of the OTS with respect thereto.

4.5. Financial Statements; Undisclosed Liabilities. (a) The financial statements of the Bank and its Subsidiaries (including any related notes and schedules thereto) included in the Bank Reports complied as to form, as of their respective dates of filing with or furnishing to the OTS (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the OTS with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the OTS), were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), fairly present, in all material respects, the consolidated financial position of the Bank and its Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments, none of which is expected to be material, and to any other adjustments described therein, including the notes thereto), and have been prepared from, and are in accordance with, the books and records of the Bank and its Subsidiaries. The books and records of the Bank and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Ernst & Young LLP has not resigned or been dismissed as independent public accountants of the Bank as a result of or in connection with any disagreements with the Bank on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Section 4.5(b) of the Bank Disclosure Schedule sets forth the unaudited pro forma consolidated balance sheet for the Bank and its Subsidiaries giving effect to the disposition of certain of the Excluded Assets, together with a calculation of Tangible Common Equity giving effect to the disposition of the Excluded Assets, in each case as of the fiscal year ended September 30, 2008 (the “Pro Forma Financial Statements”). The Pro Forma Financial Statements were prepared in good faith, fairly present, in all material respects, the consolidated financial position of the Bank and its Subsidiaries, collectively giving effect to the disposition of the Excluded Assets, as of the dates shown (subject to normal year-end audit adjustments and the absence of footnotes, none of which is expected to be material, and to any other adjustment described therein), and have been prepared from, and are in accordance with, the books and records of the Bank and its Subsidiaries. The Audited Financial Statements will be prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), will fairly present, in all material respects, the consolidated financial position of the Bank and its Subsidiaries, giving effect to the disposition of the Excluded Assets, and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown (subject to any other adjustment described therein, including the notes thereto), and will be prepared from, and be in accordance with, the books and records of the Bank and its Subsidiaries.

(c) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated balance sheet of the Bank included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008, as filed with the OTS, (ii) this Agreement or (iii) liabilities incurred since June 30, 2008 in the ordinary course of business consistent with past practice, neither the Bank nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that either alone or when combined with all other liabilities of a type not described in clause (i), (ii) or (iii) has had, or would be reasonably expected to have, a Material Adverse Effect on the Bank.

(d) The records, systems, controls, data and information of the Bank and its Subsidiaries are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of the Bank or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non- direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 4.5(d). The Bank (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Bank, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Bank by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to the Bank’s outside auditors and the audit committee of the Bank’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Bank’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Bank’s internal controls over financial reporting. These disclosures were made in writing by management to the Bank’s auditors and audit committee. As of the date hereof, there is no reason to believe that the Bank’s outside auditors, chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), without qualification, when next due.

4.6. Broker’s Fees. Except for Citigroup Global Markets Inc., none of the Bank, any of its Subsidiaries, the Sellers nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any transaction contemplated by this Agreement. True, correct and complete copies of all agreements with Citigroup Global Markets Inc. relating to any such customary fees or commissions have been furnished to the Purchaser prior to the date hereof.

4.7. Absence of Certain Changes or Events. Since June 30, 2008 and except as reflected in the Current Balance Sheet, and any subsequent mark-to-market adjustments in relation to the loan or securities portfolio of the Bank and its Subsidiaries, (i) no event or events have occurred or circumstance or circumstances have arisen or condition or conditions exist which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Bank and (ii) prior to the date hereof the Bank and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with past practice and neither the Bank nor any of its Subsidiaries has: (A) effected or authorized any adjustment, split, combination or reclassification of any of its capital stock, or redeemed, purchased or otherwise acquired any shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or stock appreciation rights; (B) declared, set aside or paid any dividend other than regular quarterly cash dividends on the Bank Preferred Stock and the PCAP Preferred Stock, any dividend on the common stock of Chevy Chase Preferred Capital Corporation paid to the Bank in the ordinary course consistent with past practice and any dividend described in Sections 7.9, 7.10 and 7.11; (C) settled any claims, actions or proceedings involving monetary damages individually or in the aggregate in excess of $5,000,000; or (D) agreed to, or made any commitment to, take any of the foregoing actions.

4.8. Legal Proceedings. (a) Except as set forth in Section 4.8 of the Bank Disclosure Schedule, neither the Bank nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of such Seller’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature (excluding foreclosure or bankruptcy litigation initiated by the Bank arising in the ordinary course of managing the Bank’s financial assets) against or affecting the Bank or any of its Subsidiaries or to which any of their assets are subject or challenging the validity or propriety of the transactions contemplated by this Agreement which, in the case of each of the foregoing, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Bank.

(b) There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by the Bank, any of its Subsidiaries or the assets of the Bank or any of its Subsidiaries (or that, upon consummation of the transactions contemplated by this Agreement, would apply to Purchaser or any of its Subsidiaries) which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Bank (or Purchaser, as the case may be).

4.9. Taxes.

(a) Except as set forth in Section 4.9(a) of the Bank Disclosure Schedule, each of the Bank, B.F. Saul REIT, and their respective Subsidiaries has duly and timely filed all material Tax Returns that were required to be filed by or with respect to it, and have paid in full all Taxes with respect to the periods covered by such Tax Returns (whether or not shown thereon as owing). The information provided on such Tax Returns is complete and accurate in all material respects. No jurisdiction where B.F. Saul REIT, the Bank or any of their respective Subsidiaries do not file a Tax Return has made a claim in writing that any of them is required to file a Tax Return in such jurisdiction.

(b) Section 4.9(b) of the Bank Disclosure Schedule lists all material federal income Tax Returns and all other types of material income Tax Returns and the corresponding jurisdictions of such Tax Returns filed with respect to the Bank and its Subsidiaries for taxable periods ended on or after September 30, 2004, indicates which of the income Tax Returns filed with respect to the Bank and its Subsidiaries for taxable periods ended on or after September 30, 2004 have been audited, and indicates which of the Tax Returns filed with respect to the Bank and its Subsidiaries for taxable periods ended on or after September 30, 2004 currently are, as of the date of this Agreement, the subject of audit. The Tax Returns of B.F. Saul REIT, the Bank and their respective Subsidiaries (or any consolidated, combined, unitary or affiliated group of which any of them is or has been a member) have been examined by the applicable Governmental Authority, or the applicable statutes of limitations for the assessment of Taxes for such periods have expired and all deficiencies proposed as a result of any examinations or audits have been paid in full or finally settled, with respect to all periods ended prior to September 30, 2004.

(c) Except as set forth in Section 4.9(c) of the Bank Disclosure Schedule, none of the Bank or any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d) Except as set forth in Section 4.9(d) of the Bank Disclosure Schedule, none of the Bank or any of its Subsidiaries is a party to any income Tax allocation, sharing, indemnity or similar agreement.

(e) Except as set forth in Section 4.9(e) of the Bank Disclosure Schedule, each of the Bank and its eligible Subsidiaries is a member of the consolidated group, within the meaning of Treas. Reg. §1.1502-1(h), for which B.F. Saul REIT is the common parent, and neither the Bank nor any of its Subsidiaries (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any consolidated, combined or unitary group for the purpose of any Tax (other than a group the common parent of which is B.F. Saul REIT for federal income tax purposes or B.F. Saul REIT, the Bank or the Bank Subsidiaries for non-federal purposes) or (ii) has any liability for Taxes of any other Person (other than any other legal entity that is a member of the affiliated group filing a federal consolidated income tax return, of which the Company or such Subsidiary is currently a member) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign Law).

(f) Except as set forth in Section 4.9(f) of the Bank Disclosure Schedule, all Taxes which the Bank or any of its Subsidiaries is required by law to withhold or collect, including, without limitation, sales and use taxes, and amounts required to be withheld for taxes of employees or other third parties, have been duly withheld or collected and, to the extent required, have been paid over to the proper authority or are held in separate bank accounts for such purpose.

(g) Except as set forth in Section 4.9(g) of the Bank Disclosure Schedule, there is not pending or threatened in writing any audit, examination, investigation or other proceeding with respect to Taxes against B.F. Saul REIT, the Bank or any of their respective Subsidiaries (or any consolidated, combined, unitary or affiliated group of which any of them is or has been a member), and during the past three years, no claim has been made in writing by any Governmental Authority in a jurisdiction where any of them does not file Tax Returns to the effect that B.F. Saul REIT, the Bank or any of their respective Subsidiaries may be subject to taxation by that jurisdiction.

(h) Neither the Bank nor any of its Subsidiaries is subject to any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any corresponding or similar provision of state, local or foreign Law, or is subject to, or has pending any request for, any private letter ruling, technical advice or permission for any change in accounting methods.

(i) There are no Liens, except for those that occur by operation of law by reason of those actions described in Section 4.9(g) of the Bank Disclosure Schedule, for Taxes against any of the assets or properties of the Bank or any of its Subsidiaries.

(j) Neither the Bank nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (i) change in method of accounting for a Pre-Closing Tax Period under Section 481(c) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), or (ii) installment sale or open transaction disposition or intercompany transaction made on or prior to the Closing Date.

(k) Neither the Bank nor any of its Subsidiaries has been a party to any distribution occurring during the three-year period prior to the date of this Agreement, or otherwise as part of a plan (or series of related transactions) of which this transaction is a part, in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.

(l) Except as set forth in Section 4.9(l) of the Bank Disclosure Schedule, neither the Bank nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treas. Reg. § 1.6011-4(b).

(m) Except as set forth in Section 4.9(m) of the Bank Disclosure Schedule, neither the Bank nor any of its Subsidiaries has elected or is required to use a mark to market method of accounting for U.S. federal, state or local tax purposes.

(n) The aggregate payments made by the Bank and its Subsidiaries pursuant to the Tax Sharing Agreement (as defined herein) for the 2008 taxable year and any subsequent year with respect to U.S. federal income taxes do not exceed $70 million.

4.10. Employees; Employee Benefit Plans. (a) Section 4.10(a) of the Bank Disclosure Schedule contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), stock purchase, stock option, severance, employment, loan, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other compensation or employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, under which (i) any current or former employee, officer, director, consultant or independent contractor of the Bank or any of its Subsidiaries (“Bank Employees”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Bank or any of its Subsidiaries or (ii) the Bank or any of its Subsidiaries has any present or future material liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Plans”.

(b) With respect to each Plan, the Bank has delivered to the Purchaser or made available a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description; and (iv) for the three (3) most recent years as applicable, (A) Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Bank: (i) each Plan has been established and administered in all respects in accordance with its terms, and in all respects in compliance with the applicable provisions of ERISA, the Code and other applicable Laws; (ii) each Plan and the related trust which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and is tax exempt under Section 501(a) and each such Plan has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject the Bank or any of its Subsidiaries, either directly or by reason of their affiliation with any ERISA Affiliate, to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws; (iv) for each Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof, (v) no non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Plan; (vi) no Plan provides post-employment welfare (including health, medical or life insurance) benefits and neither the Bank nor any of its Subsidiaries have any obligation to provide any such post-employment welfare benefits now or in the future, other than as required by Section 4980B of the Code; (vii) neither the Bank nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA; (viii) each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated in good faith compliance with Section 409A of the Code; and (ix) no Plan is, or has during the past six years been (A) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, (B) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA or (C) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (x) none of the Bank and its subsidiaries nor any ERISA Affiliates has incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA and (xi) there does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability.

(d) With respect to any Plan, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Bank, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Bank, threatened, (ii) no facts or circumstances exist that could give rise to any such actions, suits or claims and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other governmental agencies are pending or, to the knowledge of the Bank, threatened.

(e) All amounts with respect to the Bank Deferred Compensation Plans that are required to be accrued under GAAP have been fully accrued on the Pro Forma Financial Statements and the amount that will accrue with respect to the B.F. Saul Company Supplemental Executive Retirement Plan after September 30, 2008 through December 31, 2008 will not exceed $2,300,000, and all such accruals shall be in accordance with the terms of such plan.

(f) Except as set forth in Section 4.10(f) of the Bank Disclosure Schedule, (i) no Plan exists that could result in the payment to any present or former Bank Employees of any money or other property or accelerate or provide any other rights or benefits to any present or former Bank Employees as a result of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)); and (ii) there is no Plan that, individually or collectively, could reasonably be expected to give, or which has given, rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code in connection with the transactions contemplated under this Agreement.

4.11. Compliance with Applicable Law. (a) The Bank and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied with and are not in default or violation of any, applicable Law, including any applicable anti-money laundering Law, relating to the Bank or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Bank, and neither the Bank nor any of its Subsidiaries knows of, or has received notice of, any defaults or violations of applicable Law which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Bank.

(b) The Bank and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it acts as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents of such accounts and applicable Law, except where the failure to properly administer such accounts would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Bank, and neither the Bank nor any of its Subsidiaries knows of, or has received notice of, any failure to properly administer all accounts for which it acts as a fiduciary which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Bank. None of the Bank, any of its Subsidiaries, or any director, officer or employee of the Bank or of any of its Subsidiaries has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

4.12. Certain Contracts. (a) Except for those agreements and other documents filed as exhibits to the Bank’s Annual report on Form 10-K for the fiscal year ended September 30, 2007, neither the Bank nor any of its Subsidiaries is a party to or is bound by any Contract which is a (i) “material contract” (as defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) Contract for the purchase or sale of any material assets by the Bank or its Subsidiaries; (iii) Contract limiting the unrestricted ability of the Bank or any of its Subsidiaries to engage in any lines of business to compete with any other Person or prohibiting the Bank or any of its Subsidiaries from soliciting customers, clients or employees, in each case whether in any specified geographic region or business or generally; (iv) lease or other Contract pursuant to which the annualized base rent for the lease year that includes December 31, 2007, or the consideration paid during the calendar year ended December 31, 2007, as applicable, was in excess of $1,000,000; (v) Contract in respect of any partnership, joint venture, limited liability company, operating or similar arrangement involving a sharing of profits or losses on the part of the Bank or its Subsidiaries; (vi) Contract or instrument for the borrowing of money or the guaranty of any obligation, where the Bank or its Subsidiaries is a lender, borrower or guarantor, other than those entered into in the ordinary course of business; (vii) any Contract regarding any agent bank or other similar relationships with respect to lines of business; (viii) Contract with any Governmental Authority (other than any banking arrangements with governmental entities in the ordinary course of business) or (ix) Contract with any Seller or any of its Affiliates. Each contract, arrangement or commitment of the type described in this Section 4.12(a) is referred to herein as a “Bank Contract”. The Bank has made available to the Purchaser true, correct and complete copies of each Bank Contract.

(b) (i) Each Bank Contract is valid and binding on the Bank or its applicable Subsidiary, enforceable against it in accordance with its terms (subject to the Bankruptcy and Equity Exception) and in full force and effect, and, to the knowledge of the Bank, is valid and binding on the other parties thereto, (ii) the Bank and each of its Subsidiaries and, to the knowledge of the Bank, each of the other parties thereto, has performed all obligations required to be performed by it to date under each Bank Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default on the part of the Bank or any of its Subsidiaries or, to the knowledge of the Bank, any other party thereto, under any such Bank Contract, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Bank. No written notice of default or termination has been received under any Bank Contract. There are no material disputes pending or, to the Bank’s knowledge, threatened with respect to any Bank Contract.

4.13. Title to Property. (a) The Bank and its Subsidiaries have good, valid and marketable title to all real property owned by them as reflected in the most recent audited balance sheet included in the Bank Reports or acquired after the date thereof, except for properties that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all Liens, except (x) Liens for current Taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, (y) such encumbrances and imperfections of title, if any, as do not materially detract from the value (as reflected in the Bank’s consolidated financial statements) of the properties or otherwise materially impair business operations at such properties and (z) other such Liens as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Bank. All real property and fixtures used in or relevant to the business, operations or financial condition of the Bank and its Subsidiaries are in good condition and repair except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Bank.

(b) The Bank and its Subsidiaries have good, valid and marketable title to all tangible personal property owned by them as reflected in the most recent audited balance sheet included in the Bank Reports or acquired after the date thereof, except for assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all Liens except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Bank.

(c) The Bank or one of its Subsidiaries is the lessee of all leasehold estates reflected in the most recent audited consolidated financial statements included in the Bank Reports or acquired after the date thereof, except for leases that have expired by their terms since the date thereof. All such leases of real property and all other leases material to the Bank and its Subsidiaries under which the Bank or one of its Subsidiaries, as lessee, leases personal property are valid and binding in accordance with their respective terms, and there is not under any such lease any material existing default by the Bank or such Subsidiary or, to the knowledge of the Bank, any other party thereto, or any event which with notice or lapse of time or both would constitute such a default, except in any such case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Bank.

4.14. Insurance. Section 4.14 of the Bank Disclosure Schedule contains a true, correct and complete list and a brief description of all material insurance policies in force on the date hereof with respect to the business and assets of the Bank and its Subsidiaries (other than insurance policies under which the Bank or any Subsidiary thereof is named as a loss payee, insured or additional insured as a result of its position as a secured lender on specific loans and mortgage insurance policies on specific loans or pools of loans). The Bank and its Subsidiaries are in material compliance with their insurance policies and are not in default under any of the material terms thereof, each such policy is outstanding and in full force and effect, all premiums and other payments due under any material policy have been paid, and all claims thereunder have been filed in due and timely fashion, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Bank.

4.15. Environmental Liability. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Bank: there are no legal, administrative, arbitral or other proceedings, claims, actions, or to the knowledge of the Bank, private environmental investigations or remediation activities or governmental investigations seeking to impose, or that reasonably could be expected to result in the imposition, on the Bank or any of its Subsidiaries of any liability or obligation arising under common law standards of conduct relating to environmental exposure, human health or safety as it relates to Hazardous Substance handling or exposure, or under any local, state or federal Law relating to the protection of the environment or human health or safety as it relates to Hazardous Substance handling or exposure, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, the “Environmental Laws”), pending or, to the knowledge of the Bank, threatened against the Bank or any of its Subsidiaries and to the knowledge of the Bank, no such proceeding, claim, action or governmental investigation that would impose any such liability or obligation is anticipated by the Bank. Section 4.15(a) of the Bank Disclosure Schedule sets forth all legal, regulatory, administrative, arbitral or other proceedings, claims, actions, and, to the knowledge of the Bank, private environmental investigations or remediation activities or governmental investigations seeking to impose, or that reasonably could be expected to result in the imposition, on the Bank or any of its Subsidiaries of any material liability or obligation arising under Environmental Laws pending or, to the knowledge of the Bank, threatened against the Bank or any of its Subsidiaries as of the date of this Agreement. During or, to the knowledge of the Bank, prior to the period of (i) its or any of its Subsidiaries’ ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries’ management of any property, or (iii) its or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws (“Hazardous Substances”) in, on, under or affecting any such property which would reasonably be expected to result in any claim against, or liability of, the Bank or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Bank.

(b) Neither the Bank nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or third party imposing any liability or obligation pursuant to or under any Environmental Law that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Bank. Section 4.15(b) of the Bank Disclosure Schedule sets forth all agreements, orders, judgments, decrees, legal claims or settlements by or with any Governmental Authority or third party imposing on the Bank or any of its Subsidiaries any material liability or obligation pursuant to or under any Environmental Law as of the date of this Agreement.

4.16. Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Bank, (i) the Bank and each of its Subsidiaries owns or otherwise has the right to use, all intellectual property rights, including all trademarks, trade dress, trade names, service marks, domain names, patents, inventions, trade secrets, know-how, works of authorship and copyrights therein, that are used in the conduct of their existing businesses and all rights relating to the plans, design and specifications of its branch facilities (“Proprietary Rights”) free and clear of all Liens and any claims of ownership by current or former employees, contractors, designers or others, (ii) neither the Bank nor any of its Subsidiaries has materially infringed, diluted, misappropriated or violated, nor has the Bank or any or its Subsidiaries received any written (or, to the knowledge of the Bank, oral)

communications alleging that any of them has materially infringed, diluted, misappropriated or violated, any of the Proprietary Rights owned by any other person and (iii) neither the Bank nor its Subsidiaries owes any material royalties or payments to any third party for using or licensing to others any Proprietary Rights. To the best of each Seller’s knowledge, no other person is infringing, diluting, misappropriating or violating, nor has the Bank or any or its Subsidiaries sent any written communications within the past two years alleging that any person has infringed, diluted, misappropriated or violated, any of the Proprietary Rights owned by the Bank and its Subsidiaries.

4.17. Loan Matters.

(a) Definitions. For purposes of this Agreement, the following terms shall have the meanings assigned below:

“Advances” means, with respect to Bank, any of its Subsidiaries or any Servicing agreements, the moneys that have been advanced by Bank or any of its Subsidiaries on or before the Closing Date from its funds in connection with its servicing of any Loans.

“Loans” shall mean, as applicable, any extension of credit (or commitment to extend credit) including but not limited to (i) any mortgage loan owned by the Bank or any of its Subsidiaries, including a mortgage loan that has closed but has not funded and (ii) any mortgage loan or any other type of loan or loan servicing rights that, as of any time, the Bank or any of its Subsidiaries or any predecessor in interest of the Bank or any of its Subsidiaries owned and subsequently sold, transferred conveyed or assigned.

(b) Each Loan has been solicited and originated and is administered and serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant loan documents, the Bank’s underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of federal, state and local Laws, regulations and rules.

(c) Except as set forth in Section 4.17(c) of the Bank Disclosure Schedule, none of the agreements pursuant to which the Bank or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan or otherwise creates a recourse obligation on the part of the Bank or any of its Subsidiaries.

(d) Each of the Bank and its Subsidiaries, as applicable, is approved by and is in good standing: (i) as a supervised mortgagee by the Department of Housing and Urban Development (“HUD”) to originate and service Title I FHA mortgage loans; (ii) by the Department of Veteran’s Affairs (“VA”) to originate and service VA loans; and (iii) as a seller/servicer by the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”) to originate and service conventional residential mortgage Loans.

(e) None of the Bank or any of its Subsidiaries is now nor has it ever been subject to any fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, HUD, the VA, Fannie

Mae, Freddie Mac or other investor, or any federal or state agency relating to the origination, sale or servicing of mortgage or consumer Loans. The Bank has not received any notice, nor does it have any reason to believe, that Fannie Mae or Freddie Mac propose to limit or terminate the underwriting authority of the Bank and its Subsidiaries or to increase the guarantee fees payable to such investor.

(f) Each of the Bank and its Subsidiaries, and each Loan, is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations and related regulatory guidance, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all HUD, Fannie Mae, Freddie Mac, other investor and mortgage insurance company requirements relating to the origination, sale, servicing, and securitization of mortgage and consumer Loans.

(g) Each Loan included in a pool of Loans originated, acquired, serviced or securitized by the Bank or any of its Subsidiaries (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable laws, rules and regulations, except where the time for certification or recertification has not yet expired. No Pools have been improperly certified, and no Loan has been bought out of a Pool without all required approvals of the applicable investors.

(h) Each Loan is evidenced by a mortgage note and is duly secured by a valid first lien or subordinate lien on the related mortgaged property, in each case, on such forms and with terms that comply with Law. Each such mortgage note and the related mortgage is genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms.

(i) The Advances are valid and subsisting amounts owing to Bank and its applicable Subsidiary and are carried on the books of Bank or the applicable Subsidiary at values determined in accordance with GAAP, and are not subject to setoffs or claims arising from acts or omissions of Bank or any of its Subsidiaries. No investor has claimed any defense, offset or counterclaim to repayment of any Advance that is pending.

(j) Sellers have previously delivered to Purchaser, via posting in their electronic data room prior to the date hereof, certain files on which information regarding the Loans is recorded (the “Tapes”). The information contained in the Tapes is true and accurate in all material respects as of the date specified therein.

4.18. Related Party Loans. As of the date hereof, no Loans to any Affiliate of the Bank or any Seller are presently in default or, during the three year period prior to the date of this Agreement, have been in default or have been restructured, modified or extended. As of the date hereof, the Bank has not been notified that principal and interest with respect to any such Loan will not be paid when due or that the Loan grade classification accorded such Loan by the Bank is considered incorrect by any applicable Governmental Authority. As of the date hereof, (i) the Bank has no outstanding Loans to any Bank Employee that are in violation of Federal Reserve Regulation O or the Sarbanes-Oxley Act and (ii) the Bank has no outstanding Loans to any Affiliate that are in violation of Federal Reserve Regulation W.

4.19. Community Reinvestment Act Compliance. The Bank and its Subsidiaries are in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder (collectively, “CRA”) and the Bank has received a CRA rating of at least “satisfactory” from the OTS, in its most recently completed examination, and the Bank has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in the Bank’s failing to be in compliance in all material respects with such provisions or having its current rating lowered.

4.20. Labor Matters. Neither the Bank nor any of its Subsidiaries is a party to or is bound by or is currently negotiating any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither the Bank nor any of its Subsidiaries is the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Bank or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor, to the best of each Seller’s knowledge, is any such proceeding threatened, and there is no strike or other material labor dispute or disputes involving it or any of its Subsidiaries pending, or to the best of each Seller’s knowledge, threatened.

4.21. Derivative Instruments and Transactions. Section 4.21 of the Bank Disclosure Schedule sets forth each Derivative Transaction to which the Bank is currently a party thereto. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Bank:

(a) All Derivative Transactions whether entered into for the account of the Bank or any of its Subsidiaries or for the account of a customer of the Bank or any of its Subsidiaries, (i) were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Governmental Authorities and with counterparties believed to be financially responsible at the time, (ii) are legal, valid and binding obligations of the Bank or one of its Subsidiaries and, to the knowledge of the Bank, each of the counterparties thereto and (iii) are in full force and effect and enforceable in accordance with their terms. The Bank or its Subsidiaries and, to the knowledge of the Bank, the counterparties to all such Derivative Transactions, have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued. To the knowledge of the Bank, there are no material breaches, violations or defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions.

(b) For purposes of this Agreement, the term “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

4.22. Investment Securities and Commodities.

(a) Except as would not reasonably be expected to have a Material Adverse Effect on the Bank, each of the Bank and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except for any Liens securing advances in the ordinary course of business from the FHLB of Atlanta, Georgia or the Federal Reserve Bank of Richmond, Virginia or as otherwise set forth in Section 4.22 of the Bank Disclosure Schedule. Such securities and commodities are valued on the books of the Bank in accordance with GAAP in all material respects.

(b) The Bank and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures which are prudent and reasonable in the context of such businesses.

4.23. Asset Management Businesses. The Asset Management Businesses comprise the “asset management services” reportable operating segment of the Bank as set forth in the Bank’s Condensed Consolidated Financial Statements (including Note 5 thereto) of the Bank’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008, as filed with the OTS. The Asset Management Businesses do not comprise any part of the “retail banking” or “commercial banking” reportable operating segments of the Bank as set forth in the Bank’s Condensed Consolidated Financial Statements (including Note 5 thereto) of the Bank’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008, as filed with the OTS. The Bank (other than the Asset Management Businesses) owns or has the valid right to use all of, and the Excluded Assets do not include any of, the systems or intellectual property assets or rights or other material assets utilized in the Bank’s operations (including such “retail banking” and “commercial banking” segments) other than the Asset Management Businesses. After giving effect to the transfer of the Excluded Assets to Sellers as contemplated by Section 7.9 hereof, immediately after the Closing the Bank will have and include all of the assets and rights (including by virtue of the leases described in Section 7.14(a) and 7.14(b)) sufficient for the continued conduct of the Bank’s business (other than the Excluded Assets) after the Closing in substantially the same manner as conducted prior to the Closing.

4.24. Takeover Laws and Provisions. Sellers and the Bank have taken all necessary action as required to render inapplicable to this Agreement and the transactions contemplated by this Agreement any Takeover Law or Takeover Provision applicable to the transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING THE PURCHASER

Except for purposes of Article XI, no representation or warranty of the Purchaser contained in this Article V (other than (i) the representations and warranties contained in Section 5.2, which shall be true and correct in all respects other than to a de minimis extent and (ii) the representations and warranties contained in Sections 5.1 and 5.8 which shall be true and correct in all material respects) will be deemed untrue, and the Purchaser will not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Article V, has had or is reasonably likely to have a Material Adverse Effect with respect to the Purchaser (disregarding for these purposes all qualifications or limitations set forth in any representations or warranties as to “materiality,” “Material Adverse Effect” and words of similar import). Except: (i) as disclosed in, and reasonably apparent from, any of the Purchaser Reports filed with the SEC on or after December 31, 2007 but prior to the date of this Agreement (excluding any disclosures set forth in any risk factor section and in any section relating to forward-looking, safe harbor or similar statements or to any other disclosures in such Purchaser Reports to the extent they are cautionary, predictive or forward-looking in nature); or (ii) as disclosed in the like-numbered section of the disclosure schedule delivered by the Purchaser to the Bank contemporaneously with the execution of this Agreement (the “Purchaser Disclosure Schedule”, it being agreed that, except as otherwise provided in the Purchaser Disclosure Schedule, disclosure of any item in any section of the Purchaser Disclosure Schedule shall also be deemed disclosure with respect to any other section of Article V to the extent the relevance of such item to another section of Article V is reasonably apparent on its face), the Purchaser represents and warrants to the Sellers as follows:

5.1. Corporate Organization. The Purchaser is duly organized and validly existing as a bank holding company under the laws of Delaware. The Purchaser has all requisite corporate power and authority to own, lease or operate all of its properties, rights and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties, rights and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to have such power or authority or to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser. The copy of the bylaws of the Purchaser which has been made available to the Bank, is a true, correct and complete copy of such document as in full force and effect as of the date of this Agreement.

5.2. Capitalization. The authorized capital stock of the Purchaser consists of 1,000,000,000 Purchaser Common Shares and 50,000,000 Purchaser Preferred Shares. As of November 15, 2008, there were 391,718,310 Purchaser Common Shares outstanding and 3,555,199 Purchaser Preferred Shares outstanding. As of November 15, 2008, no Purchaser Common Shares or Purchaser Preferred Shares were reserved for issuance except for shares reserved for issuance upon exercise of options pursuant to employee and director stock plans of Purchaser or a Subsidiary of Purchaser and shares reserved for issuance upon the exercise of warrants held by the United States Department of the Treasury. All of the issued and outstanding Purchaser Common Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The Stock Consideration has been duly authorized. At the Closing Date, the Stock Consideration will be validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

5.3. Authority; No Violation. (a) (i) The Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, (ii) the execution and delivery of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action of the Purchaser, (iii) no other corporate or shareholder proceedings on the part of the Purchaser are necessary to approve this Agreement or to consummate the transactions contemplated hereby and (iv) this Agreement has been duly and validly executed and delivered by the Purchaser and (assuming due authorization, execution and delivery by the Sellers) constitutes a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforcement may be limited by the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement by the Purchaser, nor the consummation by the Purchaser of the transactions contemplated hereby, nor compliance by the Purchaser with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation, bylaws or similar governing documents of the Purchaser or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents, approvals and waiting periods referred to in Section 5.4 are duly obtained or satisfied, (x) violate any Law applicable to the Purchaser or any of its Subsidiaries or any of their respective properties, rights or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, or require redemption or repurchase or otherwise require the purchase or sale of any securities, constitute a default under, result in the termination of or a right of termination, modification or cancellation under, accelerate the performance required by, or result in the creation of any Lien (or have any of such results or effects upon notice or lapse of time, or both) upon any of the respective properties, rights or assets of the Purchaser or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, permit, concession, franchise or other instrument or obligation to which the Purchaser or any of its Subsidiaries is a party, or by which they or any of their respective properties, rights, assets or business activities may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or other events which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser.

5.4. Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and the approval of such applications and notices, (ii) the Chevy Chase Trust Required Consents, (iii) the ASB Capital Required Consents, (iv) the consents, authorizations, approvals, filings or exemptions in connection with the rules or regulations of any applicable self-regulatory organization, in any such case relating to the regulation of broker-dealers, investment companies and investment advisors, (v) the consents, authorizations, approvals, filings or exemptions in connection with the applicable provisions of insurance Laws and (vi) the consents, authorizations, approvals, filings and registrations of third parties which are not Governmental Authorities, the failure of which to obtain or make would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser, no consents or approvals of, or filings or registrations with, any Governmental Authority or of or with any other third party by and on behalf of the Purchaser are necessary in connection with the consummation by the Purchaser and the transactions contemplated hereby. No consents or approvals of, or filings or registrations with any Governmental Authority or of or with any other third party by and on behalf of the Purchaser are necessary in connection with the execution and delivery by Purchaser of this Agreement. As of the date hereof, Purchaser is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the transactions contemplated hereby.

5.5. Reports; Regulatory Matters. (a) The Purchaser and each of its Subsidiaries has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2005 with (i) the Federal Reserve Board, (ii) the FDIC, (iii) the Office of the Comptroller of the Currency (“OCC”), (iv) any state insurance commission or other state regulatory authority, (v) the SEC, and (vi) any Governmental Authority, and all other reports and statements required to be filed by them since December 31, 2005, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, or any Governmental Authority, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Authority in the ordinary course of business of the Purchaser and its Subsidiaries, no Governmental Authority has initiated since December 31, 2005 or has pending any proceeding, enforcement action or, to the knowledge of the Purchaser, investigation into the business, disclosures or operations of the Purchaser or any of its Subsidiaries. There is no unresolved violation alleged by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of the Purchaser or any of its Subsidiaries.

(b) Neither the Purchaser nor any of its Subsidiaries is subject to any cease- and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since December 31, 2005, a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, any Governmental Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries (each, a “Purchaser Regulatory Agreement”), nor has the Purchaser or any of its Subsidiaries been advised since December 31, 2005 by any Governmental Authority that it is considering issuing, initiating, ordering, or requesting any such Purchaser Regulatory Agreement.

(c) The Purchaser has previously made available to the Bank an accurate and complete copy of each (i) final report, registration statement, prospectus and schedule filed with or furnished to the SEC by the Purchaser since December 31, 2005 pursuant to the Securities Act or the Exchange Act and prior to the date of this Agreement (the “Purchaser Reports”), and

(ii) communication mailed by the Purchaser to its stockholders, in each case since December 31, 2005 and prior to the date of this Agreement. Neither any Purchaser Report or communication, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of the respective dates, all Purchaser Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

5.6. Community Reinvestment Act Compliance. Each of the Purchaser’s bank Subsidiaries is in compliance in all material respects with the applicable provisions of the CRA and each of the Purchaser’s bank Subsidiaries has received a CRA rating of at least “satisfactory” from the OCC, in its most recently completed examination, and the Purchaser has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in any such Subsidiary failing to be in compliance in all material respects with such provisions or having its current rating lowered.

5.7. Financial Statements; Undisclosed Liabilities. (a) The financial statements of the Purchaser and its Subsidiaries (including any related notes and schedules thereto) included in the Purchaser Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of the Purchaser and its Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments, none of which is expected to be material, and to any other adjustments described therein, including the notes thereto), and have been prepared from, and are in accordance with, the books and records of the Purchaser and its Subsidiaries. The books and records of the Purchaser and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated balance sheet of the Purchaser included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, as filed with the SEC or otherwise disclosed in the Purchaser Reports filed subsequent to the date of the filing of such quarterly financial statements and prior to the date hereof, (ii) this Agreement, or (iii) liabilities incurred since September 30, 2008 in the ordinary course of business consistent with past practice, neither the Purchaser nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), either alone or when combined with all other liabilities of a type not described in clause (i), (ii) or (iii), which has had, or would be reasonably expected to have, a Material Adverse Effect on the Purchaser.

(c) The records, systems, controls, data and information of the Purchaser and its Subsidiaries are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of the Purchaser or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.7(c). The Purchaser (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Purchaser, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Purchaser by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to the Purchaser’s outside auditors and the audit committee of the Purchaser’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Purchaser’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Purchaser’s internal controls over financial reporting. These disclosures were made in writing by management to the Purchaser’s auditors and audit committee. As of the date hereof, there is no reason to believe that the Purchaser’s outside auditors, chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

5.8. Broker’s Fees. Except for the Persons set forth in Section 5.8 of the Purchaser Disclosure Schedule, whose fees and expenses shall be paid by the Purchaser, neither the Purchaser nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

5.9. Absence of Certain Changes or Events. Since September 30, 2008, no event has occurred or circumstance has arisen which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser.

5.10. Legal Proceedings. (a) Neither the Purchaser nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of the Purchaser’s knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature (excluding foreclosure or bankruptcy litigation initiated by Purchaser or its Subsidiaries arising in the ordinary course of managing the financial assets of Purchaser or its Subsidiaries, as the case may be) against or affecting the Purchaser or any of its Subsidiaries or to which any of their assets are subject or challenging the validity or propriety of the transactions contemplated by this Agreement and which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser.

(b) There is no injunction, order, award, judgment, settlement, decree, or regulatory restriction imposed upon the Purchaser, any of its Subsidiaries or the assets of the Purchaser or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser.

5.11. Board Approval; No Shareholder Vote Required. (a) The board of directors of the Purchaser has duly approved this Agreement and the transactions contemplated hereby, including, without limitation, the Stock Consideration.

(b) No vote of the holders of the Purchaser Common Shares or the Purchaser Preferred Shares is necessary to approve and adopt this Agreement and the transactions contemplated hereby, including, without limitation, the Stock Consideration.

5.12. Compliance With Applicable Law. The Purchaser and each of its Subsidiaries hold all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied with and are not in default or violation of any, applicable Law relating to the Purchaser or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser, and neither the Purchaser nor any of its Subsidiaries knows of, or has received notice of, any defaults or violations of applicable Law which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser.

5.13. Financing. As of the Closing Date, the Purchaser will have available all funds necessary to pay on the Closing Date the aggregate Cash Consideration, as adjusted pursuant to Section 2.3 and all fees and expenses to be paid by the Purchaser pursuant to this Agreement.

5.14. Approvals. As of the date of this Agreement, the Purchaser knows of no reason relating to it or its Subsidiaries why all regulatory approvals from any Governmental Authority required to consummate the transactions contemplated hereby should not be obtained on a timely basis.

5.15. Other Representations Relating to Purchaser’s Shelf Registration.

(a) No Registration Required Under the Securities Act. Assuming the accuracy of the representations and warranties of the Sellers contained in Sections 3.3 and 3.4, it is not necessary, in connection with the issuance and sale of the Stock Consideration hereunder, to register the Stock Consideration under the Securities Act or any state securities laws.

(b) Purchaser Not an “Investment Company.” The Purchaser has been advised of the rules and requirements under the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder (collectively, the “Investment Company Act”). The Purchaser is not, and after the consummation of the transactions contemplated herein will not be, an “investment company” within the meaning of the Investment Company Act and will conduct its business in a manner so that it will not become subject to the Investment Company Act.

(c) Well-Known Seasoned Issuer; Form S-3 Eligibility. (i) At the time of filing the Registration Statement and (ii) at the time of the most recent amendment thereto, if any, for the purposes of complying with Section 10(a)(3) of the Securities Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), the Purchaser was and is a “well-known seasoned issuer” as defined in Rule 405 of the Securities Act. The Registration Statement is or will be at the time of filing an Automatic Shelf Registration Statement. The Purchaser has not received from the SEC any notice pursuant to Rule 401(g)(2) of the Securities Act objecting to use of the automatic shelf registration statement form and the Purchaser has not otherwise ceased to be eligible to use the automatic shelf registration form.

(d) Purchaser Not Ineligible Issuer. At the time of filing the Registration Statement, the Purchaser was not and is not an “ineligible issuer” (as defined in Rule 405 under the Securities Act), without taking account of any determination by the SEC pursuant to Rule 405 under the Securities Act that it is not necessary under the circumstances that the Purchaser be considered an ineligible issuer.

(e) Exchange Act Registration; Listing of Purchaser Common Shares. The Purchaser Common Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed on the Trading Market, and Purchaser has taken no action designed to, or likely to have the effect of, terminating the registration of the Purchaser Common Shares under the Exchange Act or delisting the Purchaser Common Shares from the Trading Market, nor has the Purchaser received any notification that the SEC or the Trading Market is contemplating terminating such registration or listing. The Purchaser shall cause the Purchaser Common Shares received by the Sellers under this Agreement to be listed on the Trading Market prior to the effectiveness of the Registration Statement and shall use its reasonable best efforts to maintain the continued listing of the Purchaser Common Shares.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1. Conduct of Business Prior to the Closing Date. Except as otherwise expressly contemplated or permitted by this Agreement or with the prior written consent of the Purchaser, during the period from the date of this Agreement to the Closing Date, the Bank shall, and shall cause each of its Subsidiaries to, (i) conduct its business only in the ordinary course consistent with past practice (provided, that no action by the Bank or its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.2 shall be deemed a breach of this clause (i) unless such action constitutes a breach of such provision of Section 6.2), (ii) use reasonable best efforts to maintain and preserve intact its business organization, and maintain its rights, authorizations, franchises and other authorizations issued by Governmental Authorities and retain the services of its key officers and key employees and (iii) take no action that is intended to or which would reasonably be expected to adversely affect or materially delay the receipt of any approvals of any Governmental Authority required to consummate the transactions contemplated hereby.

6.2. Bank Forbearances. Except as expressly contemplated or permitted by this Agreement or as set forth in Section 6.2 of the Bank Disclosure Schedule, during the period from the date of this Agreement to the Closing Date, the Bank shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Purchaser:

(a) (i) adjust, split, combine or reclassify any capital stock or other equity interest; (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or other equity interest or make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity interest or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable or exercisable for any shares of its capital stock or other equity interest or stock appreciation rights or grant any Person any right to acquire any shares of its capital stock or other equity interest, other than (A) regular quarterly cash dividends on Bank Preferred Stock equal to the rate paid during the fiscal quarter immediately preceding the date hereof with record and payment dates consistent with past practice; (B) cash dividends on PCAP Preferred Stock consistent with past practice; (C) dividends paid by any of the Subsidiaries of the Bank so long as such dividends are only paid to the Bank or any of its other wholly owned Subsidiaries other than to any Subsidiary which is an Excluded Asset; and (D) as contemplated by Sections 7.9, 7.10 and 7.11; or (iii) issue or commit to issue any additional shares of capital stock or other equity interest, or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any additional shares of capital stock or other equity interest;

(b) enter into any new line of business or change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies in any material respect, except as required by applicable Law or by policies imposed by a Governmental Authority;

(c) sell, transfer, pledge, lease, grant, license, mortgage, encumber or otherwise dispose of any of its material rights, assets or properties or cancel, release or assign any material amount of indebtedness to any Person or any claims held by any Person, except (i) sales of Loans in the ordinary course of business consistent with past practice, (ii) and sales of investment securities subject to repurchase in the ordinary course of business consistent with past practice, (iii) as expressly required by the terms of any contracts or agreements in force at the date of this Agreement, (iv) pledges of assets to secure deposits or customer balances accepted in the ordinary course of business consistent with past practice or (v) as contemplated by Sections 7.9, 7.10 and 7.11;

(d) other than (i) purchases of securities issued by U.S. government-sponsored enterprises and (ii) acquisitions or investments made in a fiduciary capacity in the ordinary course of business consistent with past practice, make any acquisition of or investment in any other Person, by purchase or other acquisition of stock or other equity interests, by merger, consolidation, asset purchase or other business combination;

(e) except as required by Law or the terms of any Plan or agreement in effect on September 1, 2007 and disclosed in Section 4.10(a) of the Bank Disclosure Schedule or as expressly contemplated by this Agreement (including without limitation, as contemplated by Section 6.2(e) of the Bank Disclosure Schedule or Sections 7.3(c), 7.3(e) and 7.3(f)), (i) pay any bonuses or incentive compensation; (ii) loan or advance any money or other property to, or sell, transfer or lease any properties, rights or assets to, any current Bank Employees, other than loans or advances to Bank Employees who are customers of the Bank on arms-length terms generally available to unaffiliated customers of the Bank; (iii) establish, adopt, enter into, amend, terminate or grant any waiver or consent under any Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement; (iv) grant any equity or equity-based awards; (v) effectuate any layoffs of Bank Employees without compliance in all material respects with the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local law or regulation; (vi) increase any compensation or employee benefit or pay any amounts not required by any current plan or accelerate the vesting of any compensation or benefit, other than annual increases in base salary pursuant to the Bank’s customary review process in the ordinary course consistent with past practice for Bank Employees who are not party to a change-in-control agreement; or (vii) take, or permit to be taken, any action that would require the funding or increase the funding, of any Plan or related trust (or similar funding vehicle);

(f) (i) make, or commit to make, any capital expenditures in excess of (A) $1,000,000 per project or related series of projects or (B) $5,000,000 in the aggregate or (ii) incur any material indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for obligations of any other Person (other than deposits and similar liabilities in the ordinary course of business consistent with past practice or indebtedness to the FHLB of Atlanta, Georgia or the Federal Reserve Bank of Richmond, Virginia under the Bank’s established borrowing facilities in each case in the ordinary course of business consistent with past practice);

(g) file an application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or other real property;

(h) (i) commence or settle any claim, action or proceeding except settlements involving only monetary remedies not in excess of $500,000 for any individual claim, action or proceeding or $5,000,000 in the aggregate, other than the commencement of any such claim, action or proceeding in the ordinary course of business consistent with past practice or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

(i) adopt or implement any amendment of its federal charter, bylaws or similar governing documents, or enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization or complete or partial liquidation with any Person , or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;

(j) except as required by applicable Law, materially change its investment securities portfolio policy or its gap position, or the manner in which the portfolio is classified or reported;

(k) except as required by applicable Law, make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans or (ii) its hedging practices and policies;

(l) convey, contribute, distribute, assign or otherwise transfer any Loans out of the Bank other than mortgage loans in the ordinary course of business consistent with past practice;

(m) make any material changes in its methods, practices or policies of financial or Tax accounting, except as may be required under applicable Law or GAAP, in each case as approved in writing by the Bank’s independent public accountants;

(n) except as required by applicable Law, make, change or rescind any express or deemed material Tax election, file any amended Tax Returns (other than a claim for refund of Taxes previously paid), grant any power of attorney with respect to Taxes, settle or compromise any material Tax liability of the Bank or any of its Subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes of the Bank or any of its Subsidiaries, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;

(o) (i) amend or otherwise modify, except in the ordinary course of business, or knowingly violate in any material respect the terms of any Bank Contract or enter into any Contract that would be a Bank Contract if in existence as of the date hereof, or (ii) create, renew or amend any Contract or, except as may be required by applicable Law, other binding obligation of the Bank or its Subsidiaries containing (A) any material restriction on the ability of it or its Subsidiaries to conduct its business as it is presently being conducted or (B) any material restriction on the ability of the Bank or its Subsidiaries to engage in any type of activity or business;

(p) transfer ownership, or grant any license or other rights, to any person or entity of or in respect of any material Proprietary Rights, other than grants of non-exclusive licenses pursuant to license agreements entered into in the ordinary course of business consistent with past practice;

(q) take any action or willfully fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Closing set forth in Article IX not being satisfied; or

(r) agree to, or make any commitment to, take any of the actions prohibited by this Section 6.2.

6.3. No Fundamental Purchaser Changes. Except as expressly contemplated or permitted by this Agreement, or as required by applicable Law, during the period from the date of this Agreement to the Closing Date, the Purchaser shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Sellers (which consent shall not be unreasonably withheld or delayed), (i) amend, repeal or otherwise modify its bylaws in a manner that would materially and adversely affect the Bank, the stockholders of the Bank or the transactions contemplated by this Agreement, (ii) take any action or willfully fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Closing set forth in Article IX not being satisfied, (iii) in the case of the Purchaser only, declare or pay any extraordinary or special dividends on or make any other extraordinary or special distributions in respect of any of its capital stock, or (iv) agree to, or make any commitment to, take any of the actions prohibited by this Section 6.3.

6.4. No Solicitation.

(a) Prior to the Closing Date, or until this Agreement is terminated in accordance with its terms, Sellers shall not, and Sellers shall cause the Bank not to, and Seller shall use all reasonable efforts to cause Sellers’ and the Bank’s respective officers, employees, directors, agents or representatives not to, directly or indirectly, solicit or initiate discussions or engage in negotiations with, or provide information (other than publicly available information) to, or authorize any financial advisor or other Person to solicit or initiate discussions or engage in negotiations with, or provide information to, any Person (other than Purchaser or a representative of Purchaser) concerning any potential sale of capital stock of, or merger, consolidation, combination, sale of assets, reorganization or other similar transaction involving the Bank.

(b) Sellers, the Bank and its Subsidiaries shall immediately cause and cause to be terminated any existing discussions or negotiations with any Persons (other than Purchaser) conducted heretofore with respect to any of the foregoing. Sellers agree to enforce their rights under, and agree not to, and to cause the Bank and its Subsidiaries not to, release any third party from, the confidentiality and standstill provisions of any agreement to which the Bank or its Subsidiaries is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any person to make any potential sale of capital stock of, or merger, consolidation, combination, sale of assets, reorganization or other similar transaction involving the Bank or its Subsidiaries.

6.5. Taxes. The tax sharing agreement currently in effect among Sellers and the Bank (the “Tax Sharing Agreement”) shall terminate on or prior to the Closing Date and there shall be no further liability of the Bank or the Sellers under such agreement (whether for the current year, a future year, or a past year). Notwithstanding any other provision contained herein, neither the Bank nor any of its Subsidiaries shall make any further payments pursuant to the Tax Sharing Agreement after the date hereof.

6.6. Related Party Agreements. (a) Section 6.6(a) of the Bank Disclosure Schedule lists contracts between the Bank or the Bank’s Subsidiaries, on the one hand, and a Seller or an Affiliate of a Seller, on the other hand which shall survive the Closing Date (the “Surviving Related Party Agreements”). The Purchaser hereby acknowledges that (i) the terms of the Surviving Related Party Agreements are fair and reflect arms-length negotiations, and (ii) the Purchaser will take all action necessary to cause the Bank to continue to honor the Surviving Related Party Agreements in accordance with their terms, following the Closing Date.

(b) Section 6.6(b) of the Bank Disclosure Schedule lists contracts between the Bank or the Bank’s Subsidiaries, on the one hand, and a Seller or an Affiliate of a Seller, on the other hand which shall terminate on or prior to the Closing Date (the “Terminated Related Party Agreements”). On or prior to the Closing Date, the Sellers will use their reasonable best efforts to terminate or cause to be terminated the Terminated Related Party Agreements. To the extent that a Terminated Related Party Agreement cannot be terminated prior to the Closing Date, the Purchaser will cooperate, at Seller’s sole expense, in good faith with the Sellers to terminate such Terminated Related Party Agreement as soon as reasonably practicable following the Closing Date.

6.7. Reasonable Efforts.

(a) Subject to the terms and conditions of this Agreement, the Sellers and the Purchaser will use reasonable efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby on or before December 31, 2008, to the extent reasonably possible, and each will cooperate fully with, and furnish information to, the other party to that end.

(b) The Purchaser will execute and deliver, or cause to be executed and delivered, by or on behalf of the Bank, at or prior to the Closing Date, and other instruments required for the due assumption of the Bank’s outstanding debt, guarantees, securities, and (to the extent informed of such requirement by the Bank) other agreements to the extent required by the terms of such debt, guarantees, securities or other agreements.

6.8. Takeover Laws and Provisions. No party will take any action that would cause the transactions contemplated hereby to be subject to requirements imposed by any Takeover Law and each of them will take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect. No party will take any action that would cause the transactions contemplated hereby not to comply with any Takeover Provisions and each of them will take all necessary steps within its control to make those transactions comply with (or continue to comply with) the Takeover Provisions.

6.9. Section 409A. The Bank and its Subsidiaries, as applicable, shall amend, with the prior consent of the Purchaser, which consent shall not be unreasonably withheld, prior to the earlier of (i) the Closing Date and (ii) December 31, 2008, each non-qualified deferred compensation plan (within the meaning of Section 409A of the Code) of the Bank and its Subsidiaries to comply with, or to cause such plans not to be subject to, Section 409A of the Code and the regulations thereunder. Notwithstanding the foregoing, the Bank and its Subsidiaries, as applicable, shall amend, with the prior consent of the Purchaser, which consent shall not be unreasonably withheld, prior to the earlier of (i) the Closing Date and (ii) December 31, 2008, each compensation arrangement such that each change-in-control agreement complies with the short term deferral rule under Section 409A by, among other things, (a) providing that all severance that could be payable to a Bank employee shall be paid in a lump sum within two and a half months of the qualifying “separation from service” within the meaning of Section 409A, (b) requiring the employee to provide notice to the Bank of the existence of the material modification to the employee’s detriment within 90 days of the initial existence of the modification, (c) adding a period of at least 30 days following the Bank’s receipt of such notice during which the Bank may remedy the modification and not be required to pay the amount and (d) requiring the employee to resign within no more than two years after the initial existence of the initial modification arising without the consent of the employee.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1. Regulatory Matters. (a) Subject to the other provisions of this Agreement, the parties hereto shall cooperate with each other and use reasonable best efforts to prepare and file promptly all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Authorities. The Bank and the Purchaser shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws, all the information relating to the other party and any of its respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties or Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other reasonably apprised of the status of matters relating to consummation of the transactions contemplated hereby. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Purchaser to take any action, or commit to take any action, or agree to any condition or restriction in connection with obtaining the foregoing permits, consents, approvals and authorizations of third parties or Governmental Authorities, that would reasonably be expected to have a material adverse effect on Purchaser (after giving effect to the transactions contemplated hereunder) (a “Materially Burdensome Regulatory Condition”).

(b) The Purchaser and the Bank shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed or conditioned.

7.2. Access to Information. (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Bank shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the Purchaser access, during normal business hours during the period prior to the Closing Date, to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives, in each case in a manner not unreasonably disruptive to the operation of the business of the Bank and its Subsidiaries, and, during such period, the Bank shall, and shall cause its Subsidiaries to, make available to the Purchaser (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal securities Laws or federal or state banking, mortgage lending, real estate or consumer finance or protection Laws (other than reports or documents which the Bank is not permitted to disclose under applicable Law) and (ii) all other information concerning its business, properties and personnel as the Purchaser may reasonably request. Neither the Bank nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize any attorney-client privilege or contravene any Law. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Purchaser shall, and shall cause its Subsidiaries to, provide such information regarding the Purchaser and its Subsidiaries as shall be reasonably necessary for the Bank to fulfill its obligations pursuant to this Agreement or that may be reasonably necessary for the Bank to confirm that the representations and warranties of the Purchaser contained herein are true and correct and that the covenants of the Purchaser contained herein have been performed in all material respects. Neither the Purchaser nor any of its Subsidiaries shall be required to disclose information where such access or disclosure would jeopardize any attorney-client privilege or contravene any Law. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(c) The Purchaser shall hold all information furnished by the Bank or any of its Subsidiaries or representatives pursuant to Section 7.2(a) in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, dated October 17, 2008, between the Purchaser and the Bank (the “Confidentiality Agreement”).

(d) No investigation by any of the parties or their respective representatives shall constitute a waiver of or otherwise affect the representations, warranties, covenants or agreements of the others set forth herein.

7.3. Employees; Employee Benefit Plans.

(a) As of the Closing Date, the Bank Employees who are employees of the Bank or a Subsidiary of the Bank at the Closing Date shall, so long as such Bank Employees remain employees of the Purchaser and its Affiliates and unless and until such Bank Employees become eligible to participate in the employee benefit plans sponsored or maintained by the Purchaser (the “Purchaser Plans”) in which similarly situated employees of the Purchaser participate, to the same extent as similarly situated employees of the Purchaser so participate (it being understood that inclusion of Bank Employees in such employee benefit plans may occur at different times with respect to different plans), continue to participate in the Plans in which such Bank Employees participated as of immediately prior to the Closing Date, excluding equity-based plans; excluding the B.F. Saul Company Employees’ 401(k) Plan and the B.F. Saul Company Employees’ Profit Sharing Retirement Plan; and excluding, for periods after all distributions have been made to participants as described in Section 7.3(c) hereof, the B.F. Saul Company Supplemental Executive Retirement Plan and the deferred compensation arrangements identified in Section 7.3(a) of the Bank Disclosure Schedule (such B.F. Saul Company Supplemental Executive Retirement Plan and deferred compensation arrangements, collectively referred to herein as the (“Bank Deferred Compensation Plans”)). From and after the Closing Date, the Purchaser shall cause the Bank and its Subsidiaries, and any successors thereto, to honor all Plans, including all employment, retention, severance and change-in-control contracts, agreements and arrangements, listed in Section 4.10(a) of the Bank Disclosure Schedule subject to Sections 7.3(c), (d), (e) and (f) and excluding any Non-Bank Benefit Plans.

(b) With respect to each Purchaser Plan, for purposes of determining eligibility to participate, vesting, entitlement to benefits (including determination of the amount of any benefit that is affected by seniority) and vacation entitlement (but not for accrual of benefits under any defined benefit pension plan or post-retirement welfare benefit plan of the Purchaser), service with the Bank or any of its Subsidiaries (or of their respective predecessors) shall be treated as service with the Purchaser to the extent recognized by the Bank prior to the date of this Agreement under comparable Plans; provided, however, that such service shall not be recognized (i) to the extent that such recognition would result in a duplication of benefits or (ii) for purposes of any plan, program or arrangement under which similarly situated employees of Purchaser and its Subsidiaries do not receive credit for such prior service. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations with respect to any Purchaser Plan. Each Purchaser Plan shall waive pre-existing condition limitations to the same extent waived under the applicable Plan. The Bank Employees shall be given credit for amounts paid under a corresponding benefit plan of the Bank or any of its Subsidiaries during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Purchaser Plan during the applicable plan year.

(c) On or prior to the Closing Date, the Sellers shall cause the Bank Deferred Compensation Plans to be amended to provide that no further benefits shall accrue under such plans after the Closing Date (other than interest credited in accordance with the terms of such plans) and that all vested benefits accrued under such plans through the Closing Date shall be paid to the participant, on the first Business Day following the later of January 1, 2009 or the Closing Date, in accordance with the requirements of the Bank Deferred Compensation Plans, as so amended, and Section 409A of the Code and IRS Notice 2007-86.

(d) On the Closing Date, the Bank shall cease to be an adopting employer under, and Bank Employees shall cease to participate in, the B.F. Saul Company Employees’ Profit Sharing Retirement Plan and the B.F. Saul Company Employees’ 401(k) Plan. The Purchaser shall maintain or establish a Purchaser Plan which is a tax-qualified defined contribution plan and shall permit Bank Employees who are employees of the Bank or a Subsidiary of the Bank on and after the Closing Date to participate in such Purchaser Plan as soon as administratively practicable following the Closing Date. Subject to the Purchaser’s receipt of a favorable determination letter from the Bank with respect to each of the B.F. Saul Company Employees’ Profit Sharing Retirement Plan and the B.F. Saul Company Employees’ 401(k) Plan, the Purchaser shall also permit such Bank Employees who receive an eligible rollover distribution from the B.F. Saul Company Employees’ Profit Sharing Retirement Plan and the B.F. Saul Company Employees’ 401(k) Plan to rollover such distribution (including loans) to such Purchaser Plan.

(e) On or prior to the earlier of (i) the Closing Date and (ii) December 31, 2008, the Bank shall enter into or amend the change-in-control contracts identified in Section 4.10(a) of the Bank Disclosure Schedule to provide that a “constructive termination” for purposes of such contracts will be deemed to have occurred if following the Closing the executive party to such contract is required to work in a principal office that is more than thirty (30) miles from the executive’s principal office immediately prior to the date of such amendment to the contract.

(f) Subject to the following provisos the Board of Directors of the Bank may, at any time prior to Closing, determine that the “price per share” for purposes of Section 17(d) of the change-in-control agreements is up to two times such per share book value, and any such determination by the Board of Directors is hereby agreed by the Purchaser; provided, that such determination shall be subject to the CIC Share Amount to the extent it applies in accordance with its terms; and provided, further that solely in the case of any Bank Employee who is party to such a change-in-control agreement and who is a “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder), any such determination in excess of one times such per share book value shall be subject to such Bank Employee’s prior waiver in a form reasonably satisfactory to Purchaser that complies with the shareholder approval requirements of Section 280G(2)(B) of the Code and the regulations thereunder of all “parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder) payable to such Bank Employee to the extent that such parachute payments exceed three times such Bank Employee’s “base amount” (within the meaning of Section 280G(b)(3) of the Code and the regulations thereunder) less $25,000 (assuming that no portion of any payment to be received such Bank Employee would be viewed as “reasonable compensation for personal services” within the meaning of Section 280G and the regulations thereunder).

(g) From time to time following Closing, B.F. Saul REIT shall pay to Purchaser, by wire transfer of immediately available funds, the CIC Share Amount within 10 Business Days of any payment giving rise to a CIC Share Amount.

7.4. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Closing, the Purchaser shall, and shall cause the Bank to, (as applicable, the “D&O Indemnifying Party”) indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, an officer, director, employee or agent of the Bank or any of its Subsidiaries (the “D&O Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the D&O Indemnifying Party (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer, employee or agent of the Bank whether pertaining to any matter existing or occurring at or prior to the Closing or any acts or omissions occurring or existing at or prior to the Closing and whether asserted or claimed prior to, or at or after, the Closing (“Indemnified Liabilities”). Furthermore, the current provisions in the Bank’s respective federal charter and bylaws with respect to exculpation of director and officer liability and indemnification shall not be amended following the Closing if such amendment would materially and adversely affect the rights thereunder of individuals who at any time prior to the Closing were directors, officers, employees or agents of the Bank in respect of actions or omissions occurring at or prior to the Closing.

(b) Without limiting the foregoing, a D&O Indemnified Party’s right to indemnification hereunder shall include the right to be paid expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under applicable Law. If a claim for indemnification or advancement of expenses hereunder is not paid in full within sixty (60) days after a written claim has been received by the D&O Indemnifying Party, the D&O Indemnified Party may at any time thereafter bring suit against the D&O Indemnifying Party to recover the unpaid amount of the claim, and if successful in whole or in part, the D&O Indemnified Party shall also be entitled to be paid the expenses of prosecuting such claim.

(c) For a period of six years after the Closing, the Purchaser and its Affiliates shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Bank; provided, (i) that in no event shall Purchaser be required to expend per year of coverage more than 250% of the annual premium as of the date of this Agreement; and (ii) that the Purchaser may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the D&O Indemnified Parties with respect to matters arising before and acts or omissions occurring or existing at or prior to the Closing. From the date hereof until the Closing, Sellers agree to keep the Bank’s directors’ and officers’ liability insurance, financial institution bond, and bankers’ professional liability insurance in full force and effect, without lapse, and with pending or prior acts exclusion dates no later than those in the policies in effect on October 30, 2008.

(d) The provisions of this Section 7.4 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of the Purchaser and the Bank.

(e) In the event the Purchaser, the Bank or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, to the extent not otherwise occurring by operation of Law, proper provision shall be made so that the successors and assigns of the Purchaser or the Bank, as the case may be, shall assume the obligations set forth in this Section 7.4. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.

7.5. Advice of Changes. The Purchaser and the Bank shall promptly advise the other of any change or event which, individually or in the aggregate with other such changes or events, has or would reasonably be expected to have a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein; provided, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied of a condition set forth in Article IX or give rise to any right of termination under Article X unless the underlying breach shall independently constitute such a failure or give rise to such a right.

7.6. Further Assurances.

(a) Additional Actions. In addition to the actions specifically provided for elsewhere in this Agreement, each party shall, and shall cause each of its respective Subsidiaries to, use commercially reasonable efforts, prior to, at and after Closing to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under applicable laws, regulations and agreements to consummate the transactions contemplated by this Agreement and the other agreements contemplated hereunder; provided, however, that neither the Sellers nor the Purchaser (nor any of their respective Subsidiaries) shall be obligated under this Section 7.6 to pay any consideration, grant any concession or incur any additional liability to any third party other than ordinary and customary fees paid to a Governmental Authority.

(b) Cooperation. Without limiting the foregoing, prior to, at and after the Closing Date, each party shall, and shall cause each of its Subsidiaries to, cooperate with the other parties without any further consideration to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all Conveyance and Assumption Instruments and to make all filings with, and to obtain all consents of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any consents), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the other agreements contemplated hereunder, in order to effectuate the provisions and purposes of this Agreement and the transfer of the Asset Management Businesses and the other agreements contemplated hereunder and the other transactions contemplated hereby and thereby.

(c) Misallocations. In the event that at any time or from time to time (whether prior to, on or after Closing), a party or any of its Subsidiaries shall receive or otherwise possess any asset or bear any expense that is allocated to any other Person pursuant to this Agreement or any other agreements contemplated hereunder, such party shall promptly transfer or reimburse, as applicable, or cause its Subsidiary to transfer, or reimburse as applicable, such asset or expense to the Person so entitled thereto or such party’s Subsidiary or designee.

7.7. Transition Services.

(a) After the date hereof, the Purchaser and the Sellers shall cooperate in good faith to promptly determine whether a transition services agreement is necessary for the operation of the respective businesses of the Bank, the Bank’s Subsidiaries, any Seller or any Subsidiary of a Seller following the Closing and, if the parties determine that such an agreement is necessary, the parties shall use their reasonable best efforts to enter into, and cause their appropriate Subsidiaries to enter into, such an agreement (on terms reasonably acceptable to both parties), which such agreement shall become effective on the Closing Date.

(b) To facilitate an orderly separation and transition of (i) the Excluded Assets from the business of the Bank and its Subsidiaries and (ii) the business of the Bank and its Subsidiaries from the business of B.F. Saul REIT, each of B.F. Saul REIT, Derwood and the Purchaser has designated two key transition contacts in Section 7.7 of the Bank Disclosure

Schedule, who shall be primarily responsible for cooperation and coordination among the parties regarding the matters contemplated by this Agreement and the other agreements contemplated hereunder. B.F. Saul REIT, Derwood and the Purchaser shall cause their respective key transition contacts to meet with their counterparts to establish procedures for such cooperation and coordination within thirty (30) days after the Closing Date. The key transition contacts shall designate such other contacts in specific functional areas as they agree from time to time are necessary or appropriate. The key transition contacts and such other contacts may be removed or replaced at any time by the Party (or key transition contacts) who designated them pursuant to this Section 7.7.

7.8. Covenants Regarding Tax Matters.

(a) The Purchaser agrees that it will not, and will not cause or permit the Bank or the Bank’s Subsidiaries to take any action on the Closing Date after the Closing that would reasonably be expected to give rise to any Tax liability of the Sellers in respect of any Tax period (or portion thereof) ending on or before the close of business on the Closing Date (the “Pre- Closing Tax Periods”). The Purchaser agrees that the Sellers are to have no liability for any Tax resulting from any action referred to in the preceding sentence by the Purchaser or any Affiliate of the Purchaser, and agrees to indemnify and hold harmless the Sellers and their Affiliates against any such Tax.

(b) The Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax returns for the Bank and the Bank’s Subsidiaries for all periods ending on or prior to the Closing Date that are filed after the Closing Date (the “Short Tax Period”). With respect to the Short Tax Period, (i) the Bank and the Bank’s Subsidiaries shall close their books as of the end of the Short Tax Period and compute taxable income or taxable loss for the Short Tax Period on the basis of the permanent books and records (including work papers) of the Bank and the Bank’s Subsidiaries for such periods, (ii) the Sellers shall prepare the necessary Tax Returns, in accordance with the requirements of the Code and in a manner consistent with the Tax Returns previously filed by the Bank and the Bank’s Subsidiaries, and provide such information to the Purchaser for review and approval, (iii) such Tax Returns shall be filed by the Sellers by the due date of such returns (taking into account any extensions), but only after review and approval by Purchaser (not to be unreasonably withheld or delayed) and (iv) the Sellers shall pay the federal and any applicable state income tax attributable to the Bank’s and the Bank’s Subsidiaries’ taxable income for the Short Tax Period for which such Sellers would be liable, and shall also pay any entity-level Tax liability of the Bank and the Bank’s Subsidiaries for such Short Tax Period. To the extent permitted by applicable Law, the Sellers shall include any income, gain, loss, deduction or other tax items for such periods on their Tax returns in a manner consistent with the Code; provided, however that the Purchaser agrees that it will not refuse to approve, or otherwise object to, Seller’s mark-to-market adjustment on the $1.2 billion portion of the option ARM mortgage portfolio (identified as the option ARMs included in Schedule 4.9(m) of the Bank Disclosure Schedule) (the “MTM Option ARMs”) for the Pre-Closing Tax Periods.

(c) If the consolidated group of which the Bank is a member for any Pre- Closing Tax Period recognizes a loss in excess of $120 million as a result of a mark-to-market adjustment to the MTM Option ARMs and such loss results in a refund or credit to, or a reduction in Taxes otherwise payable by, such consolidated group or such loss otherwise used to offset U.S. federal taxable income of such group (including in connection with a subsequent audit) (a “Utilized Mark-to-Market Loss”), then the Sellers shall make a payment in the amount of the Tax benefit attributable to such Utilized Mark-to-Market Loss to the Purchaser within 30 days of the date upon which the Utilized Market-Market Loss is otherwise definitely established and accepted by the relevant Tax Authority. It is understood that the Sellers and the Bank may elect for any Pre-Closing Period to waive any carryback and only carryforward such losses. In addition, to the extent that such losses are available to the Bank or the Purchaser for post-Closing years (without regard to any limitation on the use of such losses by the Bank or the Purchaser), such losses will not be considered Utilized Mark-to-Market Losses and no payment will be required under this or any other section.

(d) The Purchaser and the Sellers shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Bank and the Bank’s Subsidiaries as is reasonably necessary for the preparation and filing of any Tax return, for determining whether any payment is due to the Purchaser or the Bank pursuant to Section 7.8(c) hereof, for the preparation for any audit and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment. The Purchaser and the Sellers agree to retain or cause to be retained all books and records pertinent to the Bank and the Bank’s Subsidiaries until the applicable period for assessment under applicable law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any Tax Authority. The Purchaser agrees to give or cause its Affiliates to give the Sellers reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters and, if the Sellers so request, the Purchaser shall allow or cause its Affiliates to allow the Sellers, at the Sellers’ cost and expense, to take possession of such books and records. The Purchaser and the Sellers shall cooperate with each other in the conduct of an audit, filing of Tax Returns or other proceedings involving the Bank or any of the Bank’s Subsidiaries for any Tax purposes and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this subsection.

(e) If any Tax Authority notifies the Sellers, the Purchaser, the Bank, or any of the Bank’s Subsidiaries of its intention to conduct an audit of the Bank or any of the Bank’s Subsidiaries with respect to any Tax Return filed by the Bank, any of the Bank’s Subsidiaries, or the Sellers or allegedly required to be filed by the Bank or any of the Bank’s Subsidiaries that relates or could reasonably be expected to relate to obligations of the Bank, any of the Bank’s Subsidiaries or the Sellers to pay Taxes associated with any Tax Period or to prosecute any claim, suit or proceeding relating to any proposed adjustment with respect to the Tax Period which, if successful, might result in an indemnity payment pursuant to Section 11.2(a)(iv), the party hereto first receiving such notice shall notify the Purchaser, the Sellers’ representative, and/or the Bank (as appropriate) in writing of such claim (a “Tax Claim”) within ten (10) days of receipt of any written notice from the Tax Authority, and shall give the Purchaser, the Sellers’ representative, and/or the Bank such other information with respect thereto as may be reasonably requested. With respect to any Pre-Closing Tax Claim, the Purchasers’ representative may, at its own expense, participate in, but not control, the defense of any such claim, suit, action, litigation or proceeding (including any Tax audit). The Sellers shall not settle or otherwise compromise any Tax Claim relating to a Pre-Closing Tax Period that affects the Bank, any of the Bank’s Subsidiaries, or the Purchaser without the Purchasers’ representative’s prior written consent which consent shall not be unreasonably withheld. With respect to any Post-Closing Tax Claim, the Sellers’ representative may, at its own expense, participate in, but not control, the defense of any such claim, suit, action, litigation or proceeding (including any Tax audit). The Purchaser, Bank or Bank’s Subsidiaries shall not settle or otherwise compromise any Tax Claim relating to a Post-Closing Tax Period that affects the Sellers, Bank, any of the Bank’s Subsidiaries without the Sellers’ representative’s prior written consent which consent shall not be unreasonably withheld.

(f) Pursuant to Section 2.7, all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) (“Transfer Taxes”) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Purchaser when due (up to a maximum of $7 million), and any amount in excess thereof shall be borne and paid by the Sellers. The Purchaser shall file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (the expense of which shall be borne and paid by the Purchaser to the extent that such expense, together with any Transfer Taxes for which the Purchaser is responsible pursuant to this Agreement, does not exceed a maximum of $7 million, with any amounts in excess thereof to be borne and paid by the Sellers), and, if required by applicable Law, the Sellers shall join in the execution of any such Tax Returns and other documentation.

(g) To the extent permitted by Law, the Sellers, the Purchaser, the Bank, and the Bank’s Subsidiaries, as applicable, shall close each taxable period of the Bank and the Bank’s Subsidiaries as of the close of the Closing Date. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any income or gross receipts, Taxes of the Bank or the Bank’s Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date. Real, personal and intangible property Taxes (“Property Taxes”) of the Bank or the Bank’s Subsidiaries allocable to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period.

7.9. Distribution of Other Excluded Assets.

(a) Notwithstanding anything to the contrary in this Agreement, but subject to Sections 7.10 and 7.11, on or prior to the Closing Date, the Sellers shall cause the Bank to dividend, distribute, sell, convey or otherwise transfer the Excluded Assets (including any cash or other property received from the proceeds of the sale or transfer of any of the Excluded Assets), in each case as the Bank and the Sellers shall agree following the date hereof, following prior consultation with Purchaser. Prior to Closing, the Sellers shall provide the Purchaser with a schedule describing the recipient (which shall in any event be one or more Sellers) of each Excluded Asset, the manner in which each Excluded Asset was transferred and the material economic terms associated with such transfer.

(b) All such dividends and distributions shall be in compliance with Section 2.7. To the extent any assets to be distributed pursuant to Sections 7.9, 7.10, and 7.11 are owned by a Subsidiary of the Bank, prior to the dividend or distribution, the Bank shall cause any such Subsidiary to distribute the assets to be included in such dividend to the Bank.

(c) Notwithstanding anything set forth herein, following the date hereof the parties shall cooperate and use reasonable efforts to facilitate the transfer to Derwood of the Asset Management Businesses at or prior to Closing, even if any of the ASB Capital Required Consents or the Chevy Chase Trust Required Consents, as applicable, have not been obtained as of such date, through entry into a servicing or agent arrangement under which Purchaser will continue to service certain client relationships on a basis consistent with the provisions set forth in Section 7.10 or Section 7.11, as applicable. Such arrangement shall be entered into only if permitted by applicable Law and the contracts or arrangements governing such client relationships, and only if otherwise agreed to by the parties hereto.

7.10. Distribution of Chevy Chase Trust. If the Bank and Derwood have not received the Chevy Chase Trust Required Consents by the Closing Date, the Chevy Chase Trust Shares shall not be distributed as set forth in Section 7.9(a) and the following provisions shall apply;

(a) On the Closing Date, the parties will cause the Bank to issue to Derwood (i) a dividend consisting of the non-fiduciary portions of the business of Chevy Chase Trust as determined in good faith by Sellers and Purchaser provided that no such dividend will be required if Sellers determine that such action would materially harm Chevy Chase Trust and its existing client relationships, or if either party hereto determines that such dividend would otherwise be unduly burdensome, and (ii) a convertible note having the terms set forth in this Section 7.10(a) and otherwise in a form reasonably acceptable to the Purchaser and Derwood (the “Chevy Chase Trust Note”). The Chevy Chase Trust Note will be non-recourse to the Bank and secured solely by the Chevy Chase Trust Shares. On the date (the “Chevy Chase Trust Distribution Date”) as of which the Bank and Derwood have received the Chevy Chase Trust Required Consents, the aggregate principal amount of the Chevy Chase Trust Note will be automatically converted into the Chevy Chase Trust Shares. If the Chevy Chase Trust Required Consents are not obtained by the date which is 120 days after the Closing Date, Purchaser shall have the option to purchase the Chevy Chase Trust Note for a price equal to the tangible book value of the underlying Chevy Chase Trust Shares and upon such purchase the aggregate principal amount of the Chevy Chase Trust Note will be automatically converted into the Chevy Chase Trust Shares. No interest will be payable on the Chevy Chase Trust Note.

(b) Derwood, the other Sellers and the Purchaser will use their reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, so as to obtain the Chevy Chase Trust Required Consents (or, if applicable, to sell the Chevy Chase Trust Note or the Chevy Chase Trust Shares to a third party) as promptly as practicable, and each will cooperate fully with, and furnish information to, the other party to that end.

(c) At or prior to the Closing, either or both of William F. McSweeney and Walter R. Fatzinger, Jr. will resign as directors of Chevy Chase Trust.

(d) Until the earlier of (I) 120 days after the Closing Date or (II) the Chevy Chase Trust Distribution Date, Purchaser covenants that, without prior written consent from Derwood and/or without the concurrence or ratification of the Board of Directors of Chevy Chase Trust to do otherwise, which consent, concurrence or ratification, as applicable, will not be unreasonably withheld or delayed, Purchaser will and will cause the Bank and its Subsidiaries to:

(i) ensure that John R. Whitmore, B. Francis Saul II, Thomas H. McCormick, and Peter M. Welber remain members of the Board of Directors of Chevy Chase Trust, as it exists on the date hereof; provided that, if any of the individuals named in the foregoing clause shall resign or be removed for cause, or be unable to serve by reason of death or disability, as a director of Chevy Chase Trust, Derwood shall, within thirty (30) days of such event, notify Purchaser and the Bank in writing of a replacement, and the Purchaser shall, and shall cause the Bank to, take such steps as may be necessary to elect such qualified replacement (who shall be reasonably acceptable to Purchaser) to fill the unexpired term of such director;

(ii) operate and conduct the business of Chevy Chase Trust in the ordinary course of business consistent with past practice as a separate, standalone business; and

(iii) cause the books, records and accounts of Chevy Chase Trust to be maintained in a manner as will allow for (A) the segregation, identification and accounting for assets, revenues and expenses of Chevy Chase Trust in a manner that is in conformance with GAAP and on a basis consistent with the historical practices of Chevy Chase Trust prior to the Closing and (B) the distribution to Derwood (through its acquisition of the Chevy Chase Trust Shares), as of the Chevy Chase Trust Distribution Date (if such date occurs), of all current assets of Chevy Chase Trust, including all cash, cash equivalents and receivables associated with the operations of Chevy Chase Trust prior to the Chevy Chase Trust Distribution Date, net of any applicable Taxes and previously unreimbursed expenses to Purchaser associated with Chevy Chase Trust.

(e) Without limiting the generality of Section 7.10(d), until the earlier of (I) 120 days after the Closing Date or (II) the Chevy Chase Trust Distribution Date, without prior written consent from Derwood and/or without the concurrence or ratification of the Board of Directors of Chevy Chase Trust, which consent, concurrence or ratification, as applicable, will not be unreasonably withheld or delayed, Purchaser will not (and will cause the Bank not to) cause or permit Chevy Chase Trust to:

(i) take any action that is intended or would reasonably be expected to result in (A) any of the consents or approvals necessary to distribute the Chevy Chase Trust Shares to Derwood as contemplated in Section 9.1 or 9.3 not being obtained or (B) the Bank not distributing the Chevy Chase Trust Shares to Derwood for any other reason;

(ii) enter into any transaction with Affiliates unless such arrangement: (1) is on market terms; or (2) is on terms no less favorable to Chevy Chase Trust than those obtainable from a party who is not an Affiliate of Purchaser;

(iii) adjust, split, combine or reclassify any capital stock or other equity interest;

(iv) (A) set any record or payment dates for the payment of any dividends or distributions on their capital stock or other equity interest or make, (B) declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of their capital stock or other equity interest or any securities or obligations convertible into or exchangeable or exercisable for any shares of their capital stock or other equity interest or stock appreciation rights or grant any person any right to acquire any shares of their capital stock or other equity interest, other than as contemplated by Section 7.9 or 7.10 of this Agreement or (C) issue or commit to issue any additional shares of capital stock or other equity interest, or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any additional shares of capital stock or other equity interest (in the case of clauses (A) and (B), other than any dividend in an amount not to exceed any Taxes of or attributable to Chevy Chase Trust for which the Purchaser may be liable);

(v) enter into any new line of business or change their material investment, risk and asset liability management and other material operating policies in any material respect, except as required by Law or by policies imposed by a Governmental Authority;

(vi) sell, transfer, mortgage, encumber or otherwise dispose of any of their material rights, assets or properties, except (A) sales of investment securities in the ordinary course of business consistent with past practice, (B) as expressly required by the terms of any contracts or agreements in force at the date of this Agreement or (C) pledges of assets to secure public deposits accepted in the ordinary course of business consistent with past practice;

(vii) make any acquisition of or investment in any other Person, by purchase or other acquisition of stock or other equity interests (other than in a fiduciary capacity in the ordinary course of business consistent with past practice), or by merger, consolidation, asset purchase or other business combination;

(viii) except as required by Law (A) loan or advance any money or other property to, or sell, transfer or lease any properties, rights or assets to, any employees; (ii) establish, adopt, enter into, amend, terminate or grant any waiver or consent under any plan, agreement, program, policy, trust, fund or other arrangement that would be a plan if it were in existence as of the date of this Agreement; (iii) grant any equity or equity-based awards; or (iv) effectuate any layoffs of employees;

(ix) (A) make, or commit to make, any capital expenditures in excess of (A) $100,000 per project or related series of projects or (B) $1,000,000 in the aggregate or (ii) incur any material indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the long-term indebtedness of any other person (other than deposits and similar liabilities in the ordinary course of business consistent with past practice, and indebtedness under existing lines of credit and renewals or extensions thereof);

(x) settle any claim, action or proceeding involving monetary damages in excess of $100,000 for any individual claim, action or proceeding or $1,000,000 in the aggregate, or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting their respective businesses or operations, other than in the ordinary course of business consistent with past practice;

(xi) adopt or implement any amendment of their certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or similar governing documents, or enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization or complete or partial liquidation with any person, or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;

(xii) except as required by Law, make any material changes in its policies and practices with respect to their hedging practices and policies;

(xiii) make any material changes in their methods, practices or policies of financial or Tax accounting, except as may be required under Law or GAAP, in each case in consultation with the Bank’s independent public accountants;

(xiv) take any action that would result in Chevy Chase Trust ceasing to qualify as an operating subsidiary of the Bank under applicable OTS regulations; or

(xv) agree to, or make any commitment to, take any of the actions prohibited by this Section 7.10(e).

(f) Notwithstanding anything set forth herein, following the Closing Date Purchaser shall be permitted to take any actions with respect to Chevy Chase Trust it deems reasonably necessary to (i) comply with applicable Law or regulation or contractual obligations, (ii) maintain its regulatory status and standing, or (iii) avoid damage to its reputation or standing in the community, or the incurrence of any liabilities. To the extent practicable under the circumstances, and in any event to the extent any such action is materially inconsistent with the provisions of Sections 7.10(d) or (e), Purchaser shall use reasonable efforts to inform Derwood prior to taking such action.

(g) The parties hereto shall work together in good faith and shall use their reasonable best efforts to provide that Chevy Chase Trust shall not be included in the consolidated group of the Purchaser for U.S. federal, state and local income tax purposes.

7.11. Distribution of ASB Capital. If the Bank and Derwood have not received the ASB Capital Required Consents by the Closing Date, the ASB Capital Membership Interests shall not be distributed as set forth in Section 7.9(a) and the following provisions shall apply:

(a) On the Closing Date, the parties will cause the Bank to issue to Derwood or its designee a convertible note having the terms set forth in this Section 7.11(a) and otherwise in a form reasonably acceptable to the Purchaser and Derwood (the “ASB Capital Note”). The ASB Capital Note will be non-recourse to the Bank and secured solely by the ASB Capital Membership Interests. On the date (the “ASB Capital Distribution Date”) as of which the Bank and Derwood have received the ASB Capital Required Consents, the aggregate principal amount of the ASB Capital Note will be automatically converted into the ASB Capital Membership Interests. If the ASB Capital Required Consents are not obtained by the date which is 120 days after the Closing Date, Purchaser shall have the option to purchase the ASB Capital Note for a price equal to the tangible book value of the underlying ASB Capital Membership Interests and upon such purchase the aggregate principal amount of the ASB Capital Note will be automatically converted into the ASB Capital Membership Interests. No interest will be payable on the ASB Capital Note.

(b) Derwood, the other Sellers and the Purchaser will use their reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, so as to obtain the ASB Capital Required Consents (or, if applicable, to sell the ASB Capital Note or the ASB Capital Membership Interests to a third party) as promptly as practicable, and each will cooperate fully with, and furnish information to, the other party to that end.

(c) Until the earlier of (I) 120 days after the Closing Date or (II) the ASB Capital Distribution Date, Purchaser covenants that, without prior written consent from Derwood and/or without the concurrence or ratification of the Board of Directors of ASB Capital to do otherwise, which consent, concurrence or ratification, as applicable, will not be unreasonably withheld or delayed, Purchaser will and will cause the Bank and its Subsidiaries to:

(i) operate and conduct the business of ASB Capital in the ordinary course of business consistent with past practice as a separate, standalone business; and

(ii) cause the books and records of ASB Capital to be maintained in a manner as will allow for (A) the segregation, identification and accounting for assets, revenues and expenses of ASB Capital in a manner that is in conformance with GAAP and on a basis consistent with the historical practices of ASB Capital prior to the Closing and (B) the distribution to Derwood (through its acquisition of the ASB Capital Membership Interests), as of the ASB Capital Distribution Date (if such date occurs), of all current assets of ASB Capital, including all cash, cash equivalents and receivables associated with the operations of ASB Capital prior to the ASB Capital Trust Distribution Date, net of any applicable Taxes and previously unreimbursed expenses to Purchaser associated with ASB Capital.

(d) Without limiting the generality of Section 7.11(c), until the earlier of (I) 120 days after the Closing Date or (II) the ASB Capital Distribution Date, without prior written consent from Derwood and/or without the concurrence or ratification of the Board of Directors of ASB Capital, which consent will not be unreasonably withheld or delayed, Purchaser will not (and will cause the Bank not to) cause or permit ASB Capital to:

(i) take any action that is intended or would reasonably be expected to result in (A) any of the consents or approvals necessary to distribute ASB Capital to Derwood as contemplated in Section 9.1 or 9.3 not being obtained or (B) the Bank not distributing the ASB Capital Membership Interests to Derwood for any other reason;

(ii) enter into any transaction with Affiliates unless such arrangement: (1) is on market terms; or (2) is on terms no less favorable to ASB Capital than those obtainable from a party who is not an Affiliate of Purchaser;

(iii) adjust, split, combine or reclassify any capital stock or other equity interest;

(iv) (A) set any record or payment dates for the payment of any dividends or distributions on their capital stock or other equity interest or make, (B) declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of their capital stock or other equity interest or any securities or obligations convertible into or exchangeable or exercisable for any shares of their capital stock or other equity interest or stock appreciation rights or grant any person any right to acquire any shares of their capital stock or other equity interest, other than as contemplated by Section 7.9 or 7.11 of this Agreement or (C) issue or commit to issue any additional shares of capital stock or other equity interest, or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any additional shares of capital stock or other equity interest (in the case of clauses (A) and (B), other than any dividend in an amount not to exceed any Taxes of or attributable to ASB Capital for which the Purchaser may be liable);

(v) enter into any new line of business or change their material investment, risk and asset liability management and other material operating policies in any material respect, except as required by Law or by policies imposed by a Governmental Authority;

(vi) sell, transfer, mortgage, encumber or otherwise dispose of any of their material rights, assets or properties, except (A) sales of investment securities in the ordinary course of business consistent with past practice, (B) as expressly required by the terms of any contracts or agreements in force at the date of this Agreement or (C) pledges of assets to secure public deposits accepted in the ordinary course of business consistent with past practice;

(vii) make any acquisition of or investment in any other Person, by purchase or other acquisition of stock or other equity interests (other than in a fiduciary capacity in the ordinary course of business consistent with past practice), or by merger, consolidation, asset purchase or other business combination;

(viii) except as required by Law (A) loan or advance any money or other property to, or sell, transfer or lease any properties, rights or assets to, any employees; (ii) establish, adopt, enter into, amend, terminate or grant any waiver or consent under any plan, agreement, program, policy, trust, fund or other arrangement that would be a plan if it were in existence as of the date of this Agreement; (iii) grant any equity or equity-based awards; or (iv) effectuate any layoffs of employees;

(ix) (A) make, or commit to make, any capital expenditures in excess of (A) $100,000 per project or related series of projects or (B) $1,000,000 in the aggregate or (ii) incur any material indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the long-term indebtedness of any other person (other than deposits and similar liabilities in the ordinary course of business consistent with past practice, and indebtedness under existing lines of credit and renewals or extensions thereof);

(x) settle any claim, action or proceeding involving monetary damages in excess of $100,000 for any individual claim, action or proceeding or $1,000,000 in the aggregate, or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting their respective businesses or operations, other than in the ordinary course of business consistent with past practice;

(xi) adopt or implement any amendment of their certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or similar governing documents, or enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization or complete or partial liquidation with any person, or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;

(xii) except as required by Law, make any material changes in its policies and practices with respect to their hedging practices and policies;

(xiii) make any material changes in their methods, practices or policies of financial or Tax accounting, except as may be required under Law or GAAP, in each case in consultation with the Bank’s independent public accountants; or

(xiv) agree to, or make any commitment to, take any of the actions prohibited by this Section 7.11(d).

(e) Notwithstanding anything set forth herein, following the Closing Date Purchaser shall be permitted to take any actions with respect to ASB Capital it deems reasonably necessary to (i) comply with applicable Law or regulation or contractual obligations, (ii) maintain its regulatory status and standing, or (iii) avoid damage to its reputation or standing in the community, or the incurrence of any liabilities. To the extent practicable under the circumstances, and in any event to the extent any such action is materially inconsistent with the provisions of Sections 7.11(c) or (d), Purchaser shall use reasonable efforts to inform Derwood prior to taking such action.

7.12. License Agreement. As of the Closing Date, Derwood and the Purchaser shall enter into, and cause the Bank and the Bank’s applicable Subsidiaries to enter into, a license agreement on terms reasonably acceptable to both parties, under which Derwood or its designee will receive a perpetual, exclusive, sublicenseable, royalty-free license from the Purchaser and the Bank to use the “ASB Capital” and “Allegiance Real Estate” names (and any derivatives thereof). As of the Closing Date, Derwood and the Purchaser shall enter into, and Purchaser shall cause the Bank and the Bank’s applicable Subsidiaries to enter into, a license agreement on terms reasonably acceptable to both parties, under which Derwood will receive a perpetual, exclusive, royalty-free license from the Purchaser and the Bank to use the “Chevy Chase Trust” name, provided that, if Sellers (or any of them) dispose of or transfer to any third party ownership of all or majority of the equity interests of Chevy Chase Trust within the earlier of (a) two years following the Closing Date and (b) one year following the date on which Purchaser transitions the Bank from operating under the “Chevy Chase Bank” name, such license shall not be transferable and shall terminate upon such disposition or transfer. For the avoidance of doubt, none of the Sellers, the Asset Management Businesses, or their respective Affiliates shall have the right to use the “Chevy Chase Bank” name (or any derivatives thereof other than “Chevy Chase Trust”) after the Closing.

7.13. Stockholder Support Agreement. Concurrently with the execution of this Agreement, the Sellers shall execute the Stockholder Support Agreement, attached hereto as Exhibit A (the “Support Agreement”).

7.14. Lease of D.C. and Headquarters.

(a) Concurrently with the distribution contemplated by Section 7.9(a), B.F. Saul REIT, as landlord, and the Bank, as tenant, shall enter into a lease for the branch space located on the first floor of the building located at 7501 Wisconsin Avenue, Bethesda, Maryland. Such lease shall include the terms set forth on Exhibit B hereto.

(b) Concurrently with the distribution contemplated by Section 7.9(a), B.F. Saul REIT, as landlord, and the Bank, as tenant, shall enter into a lease for the branch space located on the first floor, including the mezzanine, of the building located on the D.C. Branch Property. Such lease shall include the terms set forth on Exhibit C hereto.

(c) Concurrently with the distribution contemplated by Section 7.9(a), B.F. Saul REIT, as landlord, and Purchaser and the Bank, as tenant, will enter into a lease with respect to the building located at 7501 Wisconsin Avenue, Bethesda, Maryland reflecting a rent of $44.89 per square foot for the approximately 360,000 square feet occupied by the Bank as of the date hereof for a lease term of one year after Closing, which term may be extended at Purchaser’s option for another six months thereafter upon at least six month’s notice for all or any part of such leased premises at then prevailing market rates and otherwise on customary terms as agreed by the parties.

7.15. Headquarters Loan. Purchaser agrees to negotiate in good faith on an arms length basis with respect to a potential loan to B.F. Saul REIT (the “Headquarters Loan”) on the building located at 7501 Wisconsin Avenue, Bethesda, Maryland based on the terms set forth on Exhibit D.

7.16. 280G Consent. In order to satisfy the requirements of Section 280G(b)(5)(A)(ii) of the Code, the Bank shall submit to a vote of the holders of Bank Common Stock for their determination all payments or benefits that in the absence of such a vote could reasonably be viewed as “parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder), made to any individuals that are “disqualified individuals” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) and will solicit the consent of such holders of the Bank Common Stock to such parachute payments to such disqualified individuals of the Bank disclosed therein (the “280G Consent”). Such stockholder vote shall meet the requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder, and shall be in a form reasonably satisfactory to the Purchaser.

7.17. B.F. Saul Mortgage Company. Prior to Closing, the Bank shall cause B.F. Saul Mortgage Company, a Maryland corporation and wholly-owned Subsidiary of the Bank (“BFSMC”), to amend its articles of incorporation to change the name of BFSMC to a name that does not include the “B.F. Saul” name or any derivatives thereof. Following a reasonable transition period not to exceed thirty (30) days after the Closing Date, none of Purchaser, the Bank nor any of their respective Subsidiaries shall use the “B.F. Saul” name or any derivatives thereof.

7.18. NetJets Agreements. Sellers shall continue to use commercially reasonable efforts to obtain the necessary approvals from the appropriate Governmental Authorities to permit the transfer of the NetJets Agreements to B.F. Saul REIT, and promptly following the receipt of such approvals Sellers and the Purchaser shall cooperate and execute the appropriate documents to effectuate such transfer in accordance with Section 2.7. Pending such transfer, from and after the Closing, the Purchaser shall cause Chevy Chase Real Estate to provide, upon reasonable notice, senior executives of B.F. Saul REIT or their designees, with access, to the aircraft leased under the NetJets Agreements until the expiration of such agreements. B.F. Saul REIT shall be responsible for all costs from and after January 1, 2009 associated with the NetJets Agreements and shall pay any invoices related thereto, which the Bank will forward promptly upon receipt. The Bank will not (and will cause Chevy Chase Real Estate not to): (i) cease performance of its obligations under the NetJets Agreements, (ii) terminate the NetJets Agreements prior to the expiration of such agreements, or (iii) assign or transfer its rights, title and interest in the NetJets Agreements to any Person (other than B.F. Saul REIT or its designee as contemplated hereby).

7.19. Bank Charitable Commitments. Section 7.19 of the Bank Disclosure Schedule describes certain charitable contributions, pledges and commitments made by the Bank or its Subsidiaries prior to the date hereof. The Purchaser agrees that, following the Closing Date, it will cause the Bank to honor such charitable pledges and commitments as provided in Section 7.19 of the Bank Disclosure Schedule.

7.20. Non-Competition.

(a) For a period of three years following the Closing Date, B. Francis Saul II and each Seller agrees not to, and shall cause their respective controlled Affiliates (including the Asset Management Businesses) and their and such Affiliates’ officers, employees, agents and representatives (in their capacity as such) not to, directly or indirectly:

(i) engage in, have an ownership interest in, or otherwise be employed by or associate with, or permit his or its, as the case may be, name to be used in connection with the activities of, any Competing Business; provided, that ownership of less than five percent (5%) of the outstanding stock of any publicly traded corporation (including in the course of holding and making investments on behalf of customers in the ordinary course of the Asset Management Businesses) shall not be deemed to be violation of this Section 7.20(a) solely by reason thereof;

(ii) solicit (or direct others to solicit) any customer of the Bank or its Subsidiaries (A) in respect of any services or products of the type that are provided by a Competing Business or (B) to withdraw from or not to purchase any of the products or services provided by the Bank and its Subsidiaries, other than in each case (x) conducting general solicitations to provide products and services of the type currently provided by the Asset Management Businesses (and any logical extensions or enhancements of such asset management services) that is not specifically targeted to any customer of the Bank and its Subsidiaries or any group of such customers or (y) continuing to provide services to current customers of the Asset Management Businesses of the type provided within the Asset Management Businesses as of the date hereof (and any logical extensions or enhancements of such asset management services) to such customers;

(iii) (A) contact, approach or solicit for the purpose of offering employment to or hiring or retaining, or hire or retain, any person who is employed by the Bank or its Subsidiaries (other than any individual set forth on Section 7.20 of the Bank Disclosure Schedule, provided that the relevant party makes such individual available to provide transition services to Purchaser for at least one year following the Closing Date but not beyond the period for which such person remains an employee of B. Francis Saul II, the Sellers or their controlled Affiliates) as of the date hereof or as of the Closing Date; provided, however, that the foregoing will not be deemed to prohibit (I) general solicitations not targeted at such individuals (including job announcements in newspapers and industry publications or on the Internet) or from hiring any individual who responds to such a general solicitation or (II) from soliciting or hiring any individual who has left the employment of the Bank or its Subsidiaries at least six months prior to such solicitation or hire.

(b) It is the intent of the parties to this agreement that the provisions of this Section 7.20 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Section 7.20 shall be adjudicated to be invalid or unenforceable, such provision or portion thereof shall be deemed amended to the minimum extent necessary to render such provision or portion valid and enforceable, such amendment to apply only with respect to the operation of such provision or portion in the particular jurisdiction in which such adjudication is made.

(c) B. Francis Saul II and each Seller agrees to use, and to cause the Asset Management Businesses to use, commercially reasonable efforts to encourage customers of the Asset Management Businesses with commercial banking relationships with the Bank to maintain such relationships from and after the Closing with the Bank and its successors.

(d) The parties hereto acknowledge that damages and remedies at law for any breach of this Section 7.20 would be inadequate and, Purchaser shall be entitled to specific performance and other equitable remedies (including an injunction) and such other relief as a court or tribunal may deem appropriate in addition to any other remedies Purchaser may have in the event of a breach of this Agreement. The parties hereto acknowledge and agree that a portion of the Consideration being paid to each Seller pursuant to Article II hereof, which amount shall be determined prior to the Closing by a third party accountant, auditor or appraiser selected by the Purchaser and reasonably acceptable to the Sellers, is being paid to such Seller in respect of the covenants set forth in this Section 7.20, and no party hereto shall take any position inconsistent herewith.

ARTICLE VIII

REGISTRATION RIGHTS

8.1. Shelf Registration.

(a) As of the first trading day following the Closing but subject to delay for any Scheduled Black-Out Period (such date the “Relevant Date”), the Purchaser shall file with the SEC either (i) a new “shelf” registration statement or (ii) pursuant to Rule 424(b) under the Securities Act, a prospectus supplement that shall be deemed to be part of an existing “shelf” registration statement in accordance with Rule 430B under the Securities Act, in each case covering the resale of all Registrable Securities. The Registration Statement shall be an Automatic Shelf Registration Statement. Notwithstanding the Purchaser’s representation that the Registration Statement shall be an Automatic Shelf Registration Statement, and without relieving the Purchaser of any liability it should have for such breach of such representation, if the Registration Statement is not automatically effective upon filing, the Purchaser shall use its reasonable best efforts to cause the Registration Statement to become effective as soon as possible after filing. The Purchaser shall ensure that each Registration Statement (including any amendments or supplements thereto and Prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of Prospectuses, in the light of the circumstances in which they were made) not misleading, except with respect to any information provided by a Seller furnished in writing to the Purchaser by such Seller expressly for use therein, or to the extent that such information relates to such Seller or such Seller’s proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by such Seller expressly for use in the Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto.

(b) The Purchaser shall use its reasonable best efforts to keep the Registration Statement continuously effective under the Securities Act until the earlier of (i) the date that all Registrable Securities covered by such Registration Statement have been sold or (ii) the six month anniversary of the Relevant Date (the “Effectiveness Period”).

(c) Upon the occurrence of any Event and on every monthly anniversary thereof until the applicable Event is cured, as partial relief for the damages suffered therefrom by the Sellers (which remedy shall not be exclusive of any other remedies available under this Agreement, at law or in equity), the Purchaser shall pay to each Seller an amount in cash, as liquidated damages and not as a penalty, equal to 0.5% of the aggregate dollar value of the Stock Consideration received by each Seller for the first month, increasing thereafter by a rate of 0.5% during each successive monthly period (or portion thereof) during which an Event remains uncured; provided, however, that liquidated damages shall not in any event exceed 5.0% of the dollar value of the Stock Consideration received by each Seller. The payments to which a Seller shall be entitled pursuant to this Section 8.1(c) are referred to herein as “Event Payments.” Any Event Payments payable pursuant to the terms hereof shall apply on a pro rata basis for any portion of a month prior to the cure of an Event, and any such Event Payments shall be due and payable monthly on or before the 10th Business Day following the earlier to occur of either (i) the cure of an Event or (ii) the monthly anniversary of the Event (and each monthly anniversary thereafter until the cure of the Event) (an “Event Payment Date”). In the event the Purchaser fails to make Event Payments by the Event Payment Date, such Event Payments shall bear interest at the rate of 1.0% per month (prorated for partial months) until paid in full.

For such purposes, each of the following shall constitute an “Event”:

(i) after the Effective Date, a Seller is not permitted to sell Registrable Securities under the Registration Statement (or a subsequent Registration Statement filed in replacement thereof) for any reason (other than an objection from Sellers as contemplated under Section 8.2(a)) for a period of at least five (5) consecutive Trading Days, provided, that such an Event shall be deemed “cured” for purposes of this Section 8.1(c) upon the termination of such period;

(ii) the Purchaser Common Shares are not listed or quoted, or suspended from trading, on the Trading Market for a period of at least three (3) consecutive Trading Days at any time during the first twelve (12) months after the Effective Date, provided, that such an Event shall be deemed “cured” for purposes of this Section 8.1(c) upon the termination of such period; or

(iii) the Purchaser fails for any reason (other than an objection from Sellers as contemplated under Section 8.2(a)) to file the Registration Statement pursuant to Section 8.1(a) or such Registration Statement does not become effective within five (5) Business Days following the Relevant Date.

8.2. Registration Procedures. In connection with the Purchaser’s registration obligations hereunder, the Purchaser shall:

(a) Not less than three (3) Trading Days prior to the filing of a Registration Statement or any related Prospectus or any amendment or supplement thereto (including any document that would be incorporated or deemed to be incorporated therein by reference (other than any documents containing material non-public information)), the Purchaser shall (i) furnish to each Seller and any counsel designated by such Seller (each, a “Seller Counsel”) copies of all such documents proposed to be filed and (ii) cause its officers and directors, counsel and independent certified public accountants to respond to such inquiries as shall be necessary, in the reasonable opinion of each Seller Counsel, to conduct a reasonable investigation within the meaning of the Securities Act. The Purchaser shall not file a Registration Statement or any such Prospectus or any amendments or supplements (other than periodic reports required under the Exchange Act) thereto to which Sellers holding a majority of the Registrable Securities shall reasonably object in writing within two (2) Trading Days of receipt.

(b) (i) Prepare and file with the SEC such amendments, including post- effective amendments, to each Registration Statement and the Prospectus used in connection therewith as may be necessary to keep the Registration Statement continuously effective as to the applicable Registrable Securities for the Effectiveness Period and prepare and file with the SEC such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities; (ii) cause the related Prospectus to be amended or supplemented by any required Prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424 under the Securities Act; (iii) if the Registration Statement is not an Automatic Shelf Registration Statement, respond as promptly as possible to any comments received from the SEC with respect to the Registration Statement or any amendment thereto and as promptly as possible provide each Seller true and complete copies of all correspondence from and to the SEC relating to the Registration Statement; and (iv) comply in all material respects with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Securities covered by the Registration Statement during the applicable period in accordance with the intended methods of disposition by the Sellers thereof set forth in the Registration Statement as so amended or in such Prospectus as so supplemented.

(c) Notify the Sellers and each Seller Counsel as promptly as possible, and (if requested by any such Person) confirm such notice in writing no later than one Trading Day thereafter, of any of the following events: (i) the SEC notifies the Purchaser whether there will be a “review” of any Registration Statement that is not an Automatic Shelf Registration; (ii) the SEC comments in writing on any Registration Statement that is not an Automatic Shelf Registration (in which case the Purchaser shall deliver to each Seller a copy of such comments and of all written responses thereto); (iii) any Registration Statement or any post-effective amendment is declared effective (to the extent Rule 462(e) under the Securities Act is inapplicable); (iv) the SEC or any other Governmental Authority requests any amendment or supplement to any Registration Statement or Prospectus or requests additional information related thereto; (v) the SEC issues any stop order suspending the effectiveness of any Registration Statement or initiates any Proceedings for that purpose; (vi) the Purchaser receives notice of any suspension of the qualification or exemption from qualification of any Registrable Securities for sale in any jurisdiction, or the initiation or threat of any Proceeding for such purpose; or (vii) the financial statements included in any Registration Statement become ineligible for inclusion therein or any statement made in any Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference is untrue in any material respect or any revision to a Registration Statement, Prospectus or other document is required so that it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

(d) Use its reasonable best efforts to avoid the issuance of or, if issued, obtain the withdrawal of (i) any order suspending the effectiveness of any Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, as soon as possible.

(e) Furnish to each Seller and Seller Counsel, without charge, at least one conformed copy of each Registration Statement and each amendment thereto, and all exhibits to the extent requested by such Person (including those previously furnished or incorporated by reference) promptly after the filing of such documents with the SEC.

(f) Promptly deliver to each Seller and Seller Counsel, without charge, as many copies of the Prospectus or Prospectuses (including each form of prospectus) and each amendment or supplement thereto as such Persons may reasonably request. The Purchaser hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the Sellers in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto to the extent permitted by federal and state securities laws and regulations.

(g) Prior to any public offering of Registrable Securities, use its reasonable best efforts to register or qualify or cooperate with the Sellers and each Seller Counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or “blue sky” laws of such jurisdictions within the United States as any Seller reasonably requests in writing, to keep each such registration or qualification (or exemption therefrom) effective during the Effectiveness Period and to do any and all other acts or things reasonably necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by a Registration Statement; provided, however, that the Purchaser shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

(h) Cooperate with the Sellers to facilitate the timely preparation and delivery of certificates representing Registrable Securities (if such shares are certificated) to be delivered to a transferee pursuant to a Registration Statement, which certificates shall be free of all restrictive legends, and to enable such Registrable Securities to be in such denominations and registered in such names as any such Sellers may request.

(i) With respect to any event that would cause the Registration Statement not to be continuously effective as required by Section 8.1(b), including for any event described in Section 8.2(c)(vii), as promptly as possible, prepare a supplement or amendment, including a post-effective amendment, to the Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, neither the Registration Statement nor such Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

(j) Cooperate with any reasonable due diligence investigation undertaken by the Sellers in connection with the sale of Registrable Securities, including, without limitation, by making available any documents and information reasonably requested; provided, that the Purchaser will not deliver or make available to any Seller material, nonpublic information unless such Seller specifically requests in advance to receive material, nonpublic information in writing and, if requested by the Purchaser, such Seller agrees in writing satisfactory to Purchaser to treat such information confidentially.

(k) Comply with all applicable rules and regulations of the SEC in all material respects.

8.3. Registration Expenses. The Purchaser shall pay all fees and expenses incident to the performance of or compliance with Article VIII of this Agreement including, without limitation (a) all registration and filing fees and expenses, including without limitation those related to filings with the SEC, any Trading Market and in connection with applicable state securities or “blue sky” laws (including counsel fees in connection with the preparation of a blue sky memorandum), (b) printing expenses (including without limitation expenses of printing certificates for Registrable Securities and of printing Prospectuses requested by the Sellers), (c) messenger, telephone and delivery expenses incurred by the Purchaser, (d) fees and disbursements of counsel for the Purchaser, (e) fees and expenses of all other Persons retained by the Purchaser in connection with the consummation of the transactions contemplated by this Agreement, and (f) all listing fees to be paid by the Purchaser to the Trading Market.

8.4. Indemnification.

(a) Indemnification by the Purchaser. The Purchaser shall, notwithstanding any termination of this Agreement, indemnify and hold harmless each Seller, the officers, directors, partners, members, agents, and employees of each of them, each Person who controls any such Seller (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, agents, investment advisors and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all Losses, as incurred, arising out of or relating to any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary Prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that (i) such untrue statements, alleged untrue statements, omissions or alleged omissions are based solely upon information regarding such Seller furnished in writing to the Purchaser by such Seller expressly for use therein, or to the extent that such information relates to such Seller or such Seller’s proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by such Seller expressly for use in the Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto or (ii) in the case of an occurrence of an event of the type specified in Section 8.2(c)(v)-(vii), the use by such Seller of an outdated or defective Prospectus after the Purchaser has notified such Seller in writing that the Prospectus is outdated or defective and prior to the receipt by such Seller of the Advice contemplated in Section 8.5. The Purchaser shall notify the Sellers promptly of the institution, threat or assertion of any Proceeding of which the Purchaser is aware in connection with the transactions contemplated by this Agreement.

(b) Indemnification by the Sellers. Each Seller shall, severally and not jointly, indemnify and hold harmless the Purchaser, its directors, officers, agents and employees, each Person who controls the Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable law, from and against all Losses arising solely out of any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary Prospectus, or arising solely out of any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statement, alleged untrue statement, omission or alleged omission is based solely upon information regarding such Seller furnished in writing to the Purchaser by such Seller expressly for use therein, or to the extent that such information relates to such Seller or such Seller’s proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by such Seller expressly for use in the Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto or (ii) in the case of an occurrence of an event of the type specified in Section 8.2(c)(v)- (vii), the use by such Seller of an outdated or defective Prospectus after the Purchaser has notified such Seller in writing that the Prospectus is outdated or defective and prior to the receipt by such Seller of the Advice contemplated in Section 8.5. In no event shall the liability of any Seller hereunder be greater in amount than the dollar amount of the net proceeds in respect of the sale by such Seller of the Registrable Securities giving rise to such indemnification obligation.

(c) Conduct of Indemnification Proceedings. If any Proceeding shall be brought or asserted against any Person entitled to indemnity under this Article VIII (a “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have proximately and materially adversely prejudiced the Indemnifying Party.

An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (i) the Indemnifying Party has agreed in writing to pay such fees and expenses; or (ii) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (iii) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying

Party, the Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Party). It being understood, however, that the Indemnifying Party shall not, in connection with any one such Proceeding be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties, which firm shall be appointed by a majority of the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

All fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section) shall be paid to the Indemnified Party, as incurred, within ten (10) Trading Days of written notice thereof to the Indemnifying Party; provided, that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification hereunder.

(d) Contribution. If a claim for indemnification under Section 8.4(a) or (b) is unavailable to an Indemnified Party (by reason of public policy or otherwise), then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in Section 8.4(c), any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section was available to such party in accordance with its terms.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8.4(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 8.4(d), no Seller shall be required to contribute, in the aggregate, any amount in excess of the dollar amount of the net proceeds for which the Registrable Securities were sold by such Seller. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

The indemnity and contribution agreements contained in this Section are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties.

8.5. Dispositions. Each Seller agrees that, upon receipt of a notice from the Purchaser of the occurrence of any event of the kind described in Section 8.2(c)(v) - (vii), such Seller will discontinue disposition of such Registrable Securities under the Registration Statement until such Seller’s receipt of the copies of the supplemented Prospectus and/or amended Registration Statement contemplated by Section 8.2(i), or until it is advised in writing (the “Advice”) by the Purchaser that the use of the applicable Prospectus may be resumed, and, in either case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Registration Statement. The Purchaser may provide appropriate stop orders to enforce the provisions of this paragraph.

8.6. Piggy-Back Registrations. If at any time during the Effectiveness Period there is not an effective Registration Statement covering all of the Registrable Securities and the Purchaser shall determine to prepare and file with the SEC a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans, then the Purchaser shall send to each Seller written notice of such determination and if, within fifteen (15) days after receipt of such notice, any such Seller shall so request in writing, the Purchaser shall include in such registration statement all or any part of such Registrable Securities such Seller requests to be registered, provided, that the including of the Registrable Securities in such registration statement shall not relieve the Purchaser of its obligations under this Article VIII.

ARTICLE IX

CONDITIONS PRECEDENT

9.1. Conditions to Each Party’s Obligations. The respective obligations of each party to consummate the transactions contemplated hereby shall be subject to the satisfaction (or waiver by all parties) at or prior to the Closing Date of the following conditions:

(a) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the transactions contemplated hereby shall be in effect. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal the consummation of the transactions contemplated hereby.

(b) Effectiveness of Distributions. The Sellers shall have received all necessary Dividend Conveyance and Assumption Instruments necessary to effect the distributions contemplated by Sections 7.9. All distributions, transfers, and assignments contemplated by the Dividend Conveyance and Assumption Instruments shall have been effected and consummated in accordance with their terms; provided, that to the extent the Chevy Chase Trust Distribution Date or the distribution of the ASB Capital Membership Interests will occur following the Closing pursuant to Section 7.10 or Section 7.11, the Dividend Conveyance and Assumption Instruments associated with such post-Closing distributions shall, if necessary, be effected and consummated as of the date of such distributions.

9.2. Conditions to Obligations of the Purchaser. The obligation of the Purchaser to effect the transactions contemplated hereby is also subject to the satisfaction or waiver by the Purchaser at or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties regarding the Sellers set forth in Article III shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent they speak as of an earlier date, in which case they shall be true and correct as though made on and as of such earlier date).

(ii) Subject to the standard set forth in the preamble to Article IV, the representations and warranties regarding the Bank set forth in Article IV shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent they speak as of an earlier date, in which case they shall be true and correct as though made on and as of such earlier date).

(b) Performance of Obligations of the Sellers. The Sellers shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. Purchaser shall have received a certificate signed on behalf of each Seller by its Chief Executive Officer or Chief Financial Officer stating that the conditions specified in Sections 9.2(a) and 9.2(b) have been satisfied.

(d) Regulatory Approvals. All regulatory approvals described in Sections 4.3 and 5.4 required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals and the expiration or termination of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”), and no such regulatory approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

9.3. Conditions to Obligations of the Sellers. The obligation of each Seller to effect the transactions contemplated hereby is also subject to the satisfaction or waiver by such Seller at or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. Subject to the standard set forth in the preamble to Article V, the representations and warranties regarding the Purchaser set forth in Article V of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent they speak as of an earlier date, in which case they shall be true and correct as though made on and as of such earlier date).

(b) Performance of Obligations of the Purchaser. The Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. Purchaser shall have received a certificate signed on behalf of Purchaser by a duly authorized officer stating that the conditions specified in Sections 9.3(a) and 9.3(b) have been satisfied.

(d) Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.

ARTICLE X

TERMINATION

10.1. Termination. This Agreement may be terminated and the Agreement may be abandoned at any time prior to the Closing Date:

(a) by mutual written consent of the Sellers and the Purchaser;

(b) by either the Sellers or the Purchaser if (i) any Governmental Authority which must grant a Requisite Regulatory Approval has denied approval of the Agreement and such denial has become final and nonappealable or (ii) any Governmental Authority of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the Agreement;

(c) by either the Sellers or the Purchaser if the Closing Date shall not have occurred on or before June 30, 2009 (the “End Date”), unless the failure of the Closing Date to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; or

(d) by either the Sellers or the Purchaser (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the other party shall have breached (i) any of the covenants or agreements made by such other party herein or (ii) any of the representations or warranties made by such other party herein, and in either case, such breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing.

10.2. Effect of Termination. In the event of termination of this Agreement by either the Sellers or the Purchaser as provided in Section 10.1, written notice thereof shall be given to the other party, specifying the provision hereof pursuant to which such termination is made and this Agreement shall forthwith become void and have no effect, and none of the Sellers, the Purchaser, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 7.2(c), this Article X, Section 12.3, Section 12.9 and Section 12.12 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, neither the Sellers nor the Purchaser shall be relieved or released from any liabilities or damages arising out of its knowing breach of any provision of this Agreement; provided, that in no event shall any party hereto be liable for any punitive damages.

ARTICLE XI

INDEMNIFICATION

11.1. Survival of Representations and Warranties. The representations and warranties of the parties contained in Sections 3.1(b), 4.5 - 4.7, 4.17, 5.3(b), 5.7, and 5.8 shall survive the Closing through and including the first anniversary of the Closing Date; the representations and warranties contained in Sections 3.1(a), 3.2, 4.1, 4.2, 5.1, 5.2, and 5.3(a) shall survive the Closing without limit as to time; and the representations and warranties contained in Sections 4.9, and 4.10 shall survive the Closing until thirty (30) days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof; provided, however, that any obligations to indemnify and hold harmless in relation to the foregoing shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating the basis of the claim for indemnification) to the indemnifying party in accordance with Section 11.3(a) before the termination of the applicable survival period. The covenants and agreements of the parties hereto contained herein that by their terms are to be performed following the Closing Date shall survive the Closing and continue in effect in accordance with their terms, and the covenants and agreements of the parties contained herein that by their terms are to be performed prior to the Closing Date shall survive the Closing through and including the first anniversary of the Closing Date (provided that any obligations to indemnify and hold harmless with respect to such pre-Closing covenants shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating the basis of the claim for indemnification) to the indemnifying party in accordance with Section 11.3(a) before the expiration of such survival period).

11.2. Indemnification.

(a) Subject to Sections 11.1, 11.4 and 11.5 from and after the Closing, each Seller, severally and not jointly in the case of clauses (i) and (ii), and jointly and severally in the case of clauses (iii) – (vi), agrees to indemnify and hold the Purchasers, the Bank and its Subsidiaries (after the Closing) and their respective directors, officers, employees, stockholders, agents, attorneys, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against:

(i) any and all Losses incurred by them as a result of or in connection with the failure of any of the representations or warranties made by the Sellers in Sections 3.1, 3.2, 4.1, 4.2, 4.5 - 4.7, 4.9, 4.10 or 4.17 to be true and correct at the date hereof and at and as of the Closing Date;

(ii) any and all Losses incurred by them as a result of or in connection with the breach of any covenant or other agreement on the part of the Sellers and the Bank (prior to the Closing) under this Agreement (excluding any such breach that is otherwise covered under Sections 11.2(a)(iii) – (vi));

(iii) any and all Losses incurred by them as a result of or in connection with the Excluded Assets (including but not limited to any litigation matters related to the Excluded Assets) or the distribution of the Excluded Assets contemplated by Section 7.9;

(iv) any (A) Taxes imposed on or with respect to any of the Sellers or any of their Affiliates (other than the Bank and its Subsidiaries), or for which any of the Sellers may otherwise be liable, attributable to any and all taxable years or periods, (B) liability in respect of Taxes of the Bank and the Bank’s Subsidiaries for the Pre-Closing Tax Period and, with respect to the Straddle Period, the portion of such period up to and including the Closing Date, (C) Taxes of any Person (other than the Bank or the Bank’s Subsidiaries) under Treas. Reg. §1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise, (D) Taxes (other than Transfer Taxes) resulting from, arising out of, relating to, or caused by the distribution, sale, conveyance or other transfer of the Excluded Assets as contemplated by this Agreement, (E) Taxes on deferred intercompany transactions which occurred prior to Closing (excluding transactions that occur post-closing on the Closing Date) for which the Bank or any of its Subsidiaries may be liable as a result of Treas. Reg. § 1.1502-13, (F) Taxes resulting from any extraordinary transaction outside the ordinary course of business undertaken by any of the Sellers, the Bank or any of the Bank’s Subsidiary in anticipation of the sale of the Bank Common Shares pursuant hereto, (G) Losses resulting from, arising out of, relating to or caused by any Seller’s breach of any representation, warranty, agreement or covenant contained in Section 2.7, Section 4.9, Section 6.2(m), Section 6.2(n), Section 6.5 or Section 7.8, (H) Transfer Taxes that are the responsibility of the Sellers pursuant to Sections 2.7 and 7.8(f), (I) any liability for Taxes as a result of an adjustment to losses, credits or other Tax attributes, resulting from the recognition of a loss described in Section 7.8(c), carried forward to any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date, and (J) Taxes of or attributable to Chevy Chase Trust or ASB Capital for all taxable years or periods (without duplication of amounts distributed in respect thereof pursuant to Sections 7.10(e)(iv) or 7.11(d)(iv));

(v) Any Controlled Group Liability and any and all Losses incurred by them as a result of or in connection with any Non-Bank Benefit Plan (other than any liability to make the payment under Section 7.3 to the extent the amounts paid are fully accrued on the Pro Forma Financial Statements); and

(vi) any and all Losses, as incurred, arising out of or relating to the Purchaser’s compliance with Sections 7.10(b), 7.10(d), 7.10(e), 7.10(f), 7.11(b), 7.11(c) 7.11(d) and 7.11(e) or the Bank’s ownership of an Asset Management Business following the Closing, except to the extent such Losses were proximately caused by such Purchaser Indemnified Party acting in a manner constituting gross negligence or willful misconduct. For the avoidance of doubt, Sellers shall be responsible for all costs and liabilities associated with the Asset Management Businesses, including all related employee compensation and benefit expense.

(b) Subject to Sections 11.1 and 11.4, from and after the Closing, the Purchaser hereby agrees to indemnify and hold the Sellers and their directors, officers, employees, stockholders, agents, attorneys, representatives, successors and assigns (collectively, the “Seller Indemnified Parties”) harmless from and against:

(i) any and all Losses incurred by them as a result of the failure of any of the representations or warranties made by the Purchaser in Sections 5.1, 5.2, 5.3, 5.7 or 5.8 to be true and correct at the date hereof and at and as of the Closing Date;

(ii) any and all Losses incurred by them after Closing arising out of the businesses, operations and activities of the Bank and its Subsidiaries from and after the Closing, except to the extent (A) related to any of the Excluded Assets (including but not limited to the Asset Management Businesses) and any actions under Sections 7.10, 7.11 or 7.18 hereof, (B) subject to indemnification by the Sellers hereunder, (C) arising out of or related to the breach by Sellers of their agreements, covenants and obligations set forth in the Agreement or the agreements of Sellers contemplated hereby, or (D) otherwise addressed under Section 7.4 or Section 8.4(a) hereof; and

(iii) any and all Losses incurred by them as a result of the breach of any covenant or other agreement on the part of Purchaser under this Agreement.

11.3. Indemnification Procedures.

(a) If any Proceeding shall be instituted or any claim or demand shall be asserted by any Person or any other matter shall arise in respect of which payment may be sought under Section 11.2 hereof (regardless of the limitations set forth in Section 11.4) (“Indemnification Claim”), the indemnified party shall promptly cause written notice of the assertion of any Indemnification Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole expense, to assume the defense of any Proceeding or other claim or demand brought by an unaffiliated third party (a “Third Party Claim”) with counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder; provided, that the indemnifying party shall have acknowledged in writing to the indemnified party its unqualified obligation to indemnify the indemnified party as provided hereunder (other than any qualification arising under the limitations of Section 11.4). If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified by it hereunder, it shall as promptly as practicable (and in any event within fifteen (15) days (or sooner, if the nature of the Indemnification Claim so requires)) following notice in accordance with the first sentence of this Section 11.3 notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided, contests its obligations to indemnify the indemnified party for such Losses under this Agreement (other than as set forth in the parenthetical to the proviso in the second sentence of this Section 11.3(a)), the indemnified party may defend against, negotiate, settle or otherwise deal with such Third Party Claim, provided that the indemnified party shall keep the indemnifying party reasonably and as promptly as practicable apprised of the status of such Third Party Claim and use reasonable efforts to allow the indemnifying party to participate therein at its own expenses. If the indemnified party defends any Third Party Claim, then the indemnifying party shall reimburse the indemnified party for the reasonable and out-of-pocket expenses, including reasonable and out-of-pocket attorneys’ and other professionals’ fees and disbursements (collectively, “Expenses”) of defending such Third Party Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Third Party Claim, the indemnified party may participate at his or its own expense, in the defense of such Third Party Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) counsel to the indemnified party shall have advised the indemnified party that a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable, (iii) the named parties to any such action (including any impleaded parties) include both such indemnified party and the indemnifying party and such indemnified party shall have been advised in writing by counsel that there may be one or more legal defenses available to the indemnified party, (iv) the amount of the monetary recovery is reasonably expected to exceed the amount the indemnifying party is otherwise obligated to provide indemnification for under this Agreement; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel (plus local counsel) for all indemnified parties in connection with any Third Party Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third Party Claim. Notwithstanding anything in this Section 11.3 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless the claimant and such party provide to such other party an unqualified release from all liability in respect of the Third Party Claim and such settlement, compromise or judgment does not involve any non-monetary penalty or admission of fault or liability on the part of the indemnified party or its Affiliates. If the indemnifying party makes any payment on any Third Party Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Third Party Claim.

(b) After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction finding that the indemnifying party is liable to the indemnified party for Losses hereunder, or the indemnified party and the indemnifying party shall have arrived at a mutually binding settlement or other agreement with respect to an Indemnification Claim hereunder, the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within five (5) Business Days after the date of such notice.

(c) The failure of the indemnified party to give reasonably prompt notice of any Indemnification Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

11.4. Limitations on Indemnification for Breaches of Representations and Warranties.

(a) An indemnifying party shall not have any liability under Section 11.2(a)(i) or Section 11.2(b)(i) hereof (other than with respect to a result of a breach of the representations and warranties set forth in Sections 3.1(a), 3.2, 4.1(a), 4.2(a), 4.6, or 4.9) unless the aggregate amount of Losses to the indemnified parties finally determined to arise thereunder exceeds $25 million (the “Basket”), in which case the indemnifying party(ies) shall be responsible for Losses only to the extent they exceed such amount.

(b) The Sellers’ aggregate obligations under Section 11.2(a)(i) shall not exceed $100 million (the “Cap”). Purchaser’s aggregate obligations under Section 11.2(b)(i) shall not exceed the Cap. Notwithstanding the foregoing, the Cap shall not apply to Losses related to breach of any representation or warranty contained in Sections 3.1(a), 3.2, 4.1(a), 4.2(a), 4.6 or 4.9.

(c) For purposes of determining whether any such breach has occurred or calculating Losses hereunder, any materiality, knowledge, Material Adverse Effect or similar qualification contained in the representations and warranties shall be ignored.

11.5. Calculation of Losses.

(a) All Losses that any indemnified party is entitled to indemnification under this Article XI shall be calculated after giving effect to: (i) any proceeds actually received from insurance policies covering the damage, loss, liability or expense that is the subject to the claim for indemnity, (ii) any proceeds actually received from third parties, including through indemnification, counterclaim, reimbursement arrangement, contract or otherwise in compensation for the subject matter of an indemnification claim by such indemnified party, and (iii) any net Tax cost incurred by the indemnified party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (iv) any net Tax benefit actually realized in cash, credit or a reduction of Taxes otherwise payable in the year in which such Loss was incurred (or in a prior year) arising from the incurrence or payment of any such Loss (such arrangements referenced in clauses (i), (ii), (iii) and (iv), collectively, “Alternative Arrangements”) net of any reasonable out-of-pocket expenses incurred by such indemnified party in collecting such amount. In computing the amount of any such Tax benefit referred to in the foregoing sentence, the indemnified party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any Losses. Without limiting clause (iii) or (iv), the taking of a Tax deduction in connection with any such damage, loss, liability or expense that is subject to a claim for indemnification shall be at the discretion of the indemnified party.

(b) Following the Closing, Sellers, Purchaser, the Bank and its Subsidiaries shall utilize their commercially reasonable best efforts, consistent with normal practices and policies and good commercial practice, to mitigate any amounts payable under Section 11.2, including pursuing all reasonable remedies to collect any proceeds pursuant to Alternative Arrangements covering the Loss that is the subject to the claim for indemnity (provided that the indemnified party shall not be required to institute a lawsuit in respect of any Alternative

Arrangement). If any such proceeds, benefits or recoveries are received by any of the Sellers, Purchaser, the Bank or its Subsidiaries with respect to any Losses after any of the Sellers, Purchaser, the Bank or its Subsidiaries has received proceeds in respect of such indemnification claim, such Purchaser Indemnified Party or Seller Indemnified Party, as the case may be, shall promptly, but in any event no later than ten (10) Business Days after the receipt, realization or recovery of such proceeds, benefits or recoveries, pay to Sellers or Purchaser, as the case may be, the amount of such proceeds, benefits or recoveries.

(c) For purposes of determining whether any breach has occurred or for purposes of calculating Losses hereunder, any materiality, knowledge, Material Adverse Effect or similar qualification contained in the representations and warranties shall be ignored.

(d) No indemnified party will be entitled to indemnification pursuant to this Article XI with respect to any indirect, special, incidental, consequential or punitive damages, except to the extent that any such indirect, special, incidental, consequential or punitive damages are awarded to third parties.

11.6. Tax Treatment of Indemnity Payments. The Sellers and the Purchaser agree to treat any indemnity payment made pursuant to this Article XI, and any payments pursuant to Section 7.3(g), as an adjustment to the Consideration for all income tax purposes.

11.7. Exclusive Remedy. Following the Closing, Section 8.4 and this Article XI shall provide the sole and exclusive remedy for any and all claims under this Agreement, except in the case of fraud or intentional breach of this Agreement or with respect to matters for which the remedy of specific performance, injunctive relief or other non-monetary equitable remedies are available.

ARTICLE XII

GENERAL PROVISIONS

12.1. Amendment. Subject to compliance with applicable Law, this Agreement may be amended or modified by the parties hereto at any time. No amendment or modification of any provision of this Agreement shall be effective against the Purchaser or the Sellers unless such amendment or modification is approved by an instrument in writing signed by (a) the Purchaser, (b) Sellers holding at least 75% of the Purchased Bank Common Shares (as measured at the time of such amendment or modification or, if the amendment occurs following the Closing, at the time immediately prior to Closing), and (c) to the extent that such proposed amendment would adversely affect the rights of any Seller in a manner disproportionate to any other Seller, that disproportionately affected Seller.

12.2. Extension; Waiver. At any time prior to the Closing Date, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party (or, in the case of a waiver by Sellers, signed by

Sellers holding at least 75% of the Purchased Bank Common Shares, as measured at the time of such extension or waiver); provided that any extension or waiver that would adversely affect the rights of any Seller in a manner disproportionate to any other Seller shall also require the approval of that disproportionately affected Seller; and provided further that any extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

12.3. Expenses. Except as expressly provided in this Agreement, each party hereto shall bear its own expenses (including legal fees and expenses) with respect to this Agreement and the transactions contemplated hereby; provided, that the legal fees and expenses of Mayer Brown as counsel to the Bank in connection with the Agreement and the transactions contemplated hereby, including the transfer of the Excluded Assets are engagements and obligations of the Bank (for the avoidance of doubt, solely to the extent accrued prior to the Closing Date).

12.4. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties; provided that such consent shall not be required (i) for assignments and transfers by operation of Law and (ii) in the event the Sellers assign any or all of their rights, interests and obligations hereunder to a Person with whom the Sellers merge or to whom the Sellers sell all or substantially all of their assets. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this section shall be null and void.

12.5. Entire Agreement; No Third Party Beneficiaries. This Agreement, together with the Bank Disclosure Schedule, the Purchaser Disclosure Schedule and the Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and (b) are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

12.6. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a)	if to Sellers, to:

B.F. Saul Real Estate Investment Trust

7501 Wisconsin Avenue

Bethesda, Maryland 20814

Attn: Thomas H. McCormick

Fax: (240) 497-7310

Derwood Investment Corporation

7501 Wisconsin Avenue

Bethesda, Maryland 20814

Attn:	Thomas H. McCormick
Fax:	(240) 497-7310

B.F. Saul Company Employees’ Profit Sharing and Retirement Trust

7501 Wisconsin Avenue

Bethesda, Maryland 20814

Attn:	Thomas H. McCormick
Fax:	(240) 497-7310

with copies to (which shall not constitute notice):

Mayer Brown LLP

1675 Broadway

New York, NY 10019

Attn:	James B. Carlson
Edward A. Davis
Fax:	(212) 262-1910

(b)	if to the Purchaser, to:

Capital One Financial Corporation

1680 Capital One Drive

McLean, VA 22102

Attn:	Murray Abrams,
Executive Vice President, Corporate Development
John G. Finneran, Jr.
General Counsel and Corporate Secretary
Fax:	(703) 205-1755

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 W. 52nd Street

New York, NY 10019

Attn:	Richard K. Kim
Matthew M. Guest
Fax:	(212) 403-2000

12.7. Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The term “person” as used in this Agreement shall mean any individual, corporation, limited liability company, limited or general partnership, joint venture, government or any agency or political subdivision thereof, or any other entity or any group (as defined in Section 13(d)(3) of the Exchange Act) comprised of two or more of the foregoing. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, all references to “dollars” or “$” are to United States dollars. The term “knowledge,” when used in this Agreement means, (i) with respect to Sellers or the Bank, the actual knowledge, after reasonable inquiry in the course of their employment, of the individuals set forth in Section 12.7 of the Bank Disclosure Schedule, and (ii) with respect to the Purchaser, the actual knowledge, after reasonable inquiry in the course of their employment, of the individuals set forth in Section 12.7 of the Purchaser Disclosure Schedule.

12.8. Counterparts. This Agreement may be executed by facsimile and in counterparts, all of which shall be considered an original and one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

12.9. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed and construed in accordance with the Laws of the State of New York.

(b) Each of the Purchaser, the Sellers and the Bank hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York and in the courts hearing appeals therefrom unless no basis for federal jurisdiction exists, in which event each party hereto irrevocably consents to the exclusive jurisdiction and venue of the Supreme Court of the State of New York, New York County, and the courts hearing appeals therefrom, for any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Purchaser, the Sellers and the Bank hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action, suit or proceeding, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the action, suit or proceeding in any such court is brought in an inconvenient forum, that the venue of such action, suit or proceeding is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each of the Purchaser, the Sellers and the Bank irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any and all rights to trial by jury in connection with any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

12.10. Specific Performance. Each of the Sellers and the Purchaser agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the Sellers and the Purchaser shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 12.9 above, this being in addition to any other remedy to which they are entitled at law or in equity.

12.11. Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement or affecting the validity, legality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its shareholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

12.12. Publicity. The Sellers and the Purchaser shall consult with each other before issuing any press release with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may be required by Law or the rules and regulations of the New York Stock Exchange. Without limiting the reach of the preceding sentence, the Sellers and the Purchaser shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party. In addition, the Purchaser and its Subsidiaries shall consult with Sellers regarding communications with customers, stockholders, prospective investors and employees related to the transactions contemplated hereby.

12.13. Construction. This Agreement and any documents or instruments delivered pursuant hereto or in connection herewith shall be construed without regard to the identity of the person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though all of the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.

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IN WITNESS WHEREOF, the Sellers and the Purchaser have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

B.F. SAUL REAL ESTATE INVESTMENT TRUST

By:
Name:
Title:

DERWOOD INVESTMENT CORPORATION

By:
Name:
Title:

B.F. SAUL EMPLOYEES’ PROFIT SHARING AND RETIREMENT TRUST

By:
Name:
Title:

CAPITAL ONE FINANCIAL CORPORATION

By:
Name:
Title:

For purposes of Section 7.20 only:

B. FRANCIS SAUL II

[Stock Purchase Agreement Signature Page]

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